Exhibit 10.15

WALZEM ROAD REDEVELOPMENT

PROJECT

MASTER ECONOMIC INCENTIVES

AGREEMENT

August 2, 2007

WALZEM ROAD REDEVELOPMENT PROJECT MASTER ECONOMIC

INCENTIVES AGREEMENT

THIS WALZEM ROAD REDEVELOPMENT PROJECT MASTER ECONOMIC INCENTIVES AGREEMENT (the “Agreement”) is hereby made and entered into effective as of August 2, 2007 (the “Effective Date”) by and between the CITY OF WINDCREST, TEXAS (the “City of Windcrest”), the CITY OF SAN ANTONIO, TEXAS (the “City of San Antonio”), the COUNTY OF BEXAR, TEXAS (the “County”), the WINDCREST ECONOMIC DEVELOPMENT CORPORATION (the “Windcrest EDC”), the WINDCREST ECONOMIC DEVELOPMENT COMPANY, LLC (the “Developer”) and RACKSPACE US, INC. (“Rackspace”). The City of Windcrest, the City of San Antonio, the County, the Windcrest EDC, the Developer and Rackspace may hereinafter be referred to collectively as the “Parties.”

JOINT RECITALS OF ALL PARTIES

WHEREAS, the Parties (other than Rackspace) have approved this Agreement to offer economic incentives to Rackspace to retain its operations in the community; and

WHEREAS, Article III, Section 52-a of the Texas Constitution expressly authorizes the State of Texas (the “State”) and local governments to use public funds for the public purposes of development and diversification of the economy of the State, the elimination of unemployment or underemployment in the State, or the development or expansion of transportation or commerce in the State; and

WHEREAS, consistent with Article III, Section 52-a of the Texas Constitution, the Parties hereby make specific proposals to Rackspace for the purpose of inducing Rackspace to relocate its corporate headquarters to the Leased Property, as defined below, and thereby advance the public purposes of developing and diversifying the economy of the State, eliminating unemployment or underemployment in the State, and developing or expanding transportation or commerce in the State; and

WHEREAS, to ensure that the benefits the Parties provide under this Agreement are utilized in a manner consistent with Article III, Section 52-a of the Texas Constitution, and other law, Rackspace has agreed to comply with certain conditions for receiving those benefits, including performance measures relating to job creation; and

WHEREAS, the Windcrest EDC is a Section 4B corporation created pursuant to the authority of the Development Corporation Act of 1979, as amended, Texas Revised Civil Statutes Annotated, Article 5190.6 (the “EDC Act”); and

WHEREAS, it has been determined that Section 4B(a)(3) of the EDC Act allows the Windcrest EDC to use funds in connection with land, buildings, equipment, facilities, expenditures, targeted infrastructure, and improvements that the board of directors of the Windcrest EDC believes would promote new or expanded business development in the City of Windcrest; and

WHEREAS, it has been determined that pursuant to Section 23(a) of the EDC Act and Article 1396-2.02.A.(4) of the Texas Nonprofit Corporation Act (Article 1396-1.01 et seq., Vernon’s Texas Revised Civil Statutes) (the “Nonprofit Corporation Act”) the Windcrest EDC may acquire certain real estate located partially in the City of Windcrest and partially in the City of San Antonio; and

WHEREAS, it has been determined that as provided by Section 23(a) of the EDC Act and pursuant to Article 1396-2.02.A.(8) of the Nonprofit Corporation Act, the Windcrest EDC may make contracts and incur liabilities, borrow money at such rates of interest as the Windcrest EDC may determine, issue its notes, bonds, and other obligations, and secure any of its obligations by mortgage or pledge of all or any of its property, franchises, and income; and

WHEREAS, Rackspace has decided to relocate its U.S. corporate headquarters with up to 1,200 current employees and up to 3,300 future employees; and

WHEREAS, Rackspace intends to join with the Windcrest EDC to assist with the redevelopment of that certain tract of land and improvements comprising the property commonly known as the Windsor Park Mall and being more particularly described in Exhibit “A” (the “Leased Property”) into a corporate headquarters for Rackspace (the “Leased Property Project”), and

WHEREAS, the Parties (other than Rackspace) intend to redevelop the Walzem Road corridor shown in Exhibit “B” herein (referred to herein as the “Project Area”) with certain “projects”, as defined in the EDC Act, including (1) the development of a mixed use complex on land located along U.S. Interstate Highway 35 (“‘IH 35”) between Eisenhauer Road and the Leased Property and being more particularly described in Exhibit “C” (the “Eisenhauer Development Tract”), which development shall be designed utilizing a “live, work, and play concept” and possibly contain condominiums, apartments, grocery stores, restaurants, retail shopping and entertainment facilities (the “Eisenhauer Development”) that are important to Rackspace’s decision to relocate to the Leased Property, (2) the construction of a public street from Walzem Road to Eisenhauer Road, the portion between the Mall and the pad sites along the IH 35 access road being more particularly shown on Exhibit “D” (“Racker Road”), (3) the modernization of the IH 35 and the Walzem Road interchange and the widening of the service road on the north bound side from the Walzem Road exit to the Walzem Road interchange by the Texas Department of Transportation (“TDOT”), (4) the undergrounding of utilities along Walzem Road, (5) converting the continuous turn lanes on Walzem Road into a divided street with appropriate medians and turn lanes, (6) the development of a primarily residential neighborhood in the area more particularly described in Exhibit “E” (the “Walzem Neighborhood”), and (7) the development of up to twenty-three (23) acres shown on Exhibit “F” as residential homes and a retail power center (the “Windcrest Development Site” and collectively all of the above shall be referred to as the “Walzem Road Redevelopment Project”), all of which will promote or develop new or expanded business development in the City of Windcrest; and

WHEREAS, pursuant to the EDC Act, the Windcrest EDC has acquired the Leased Property; and

WHEREAS, the Windcrest EDC will lease to Rackspace the Leased Property; and

WHEREAS, Rackspace will locate its corporate headquarters on the Leased Property, bring the jobs committed to herein and make additional improvements to the Leased Property; and

WHEREAS, Rackspace has required that a commitment be made to complete the balance of the Walzem Road Redevelopment Project, as provided herein, in order to induce Rackspace to relocate its corporate headquarters to the Leased Property; and

WHEREAS, the Parties are desirous of having such proposals set forth in valid, binding and enforceable agreements to establish a working partnership among the Parties; and

WHEREAS, Rackspace may accept this offer by executing this Agreement below; and

WHEREAS, the Parties endorse and believe it is in the best public interest to enter into this Agreement pursuant to which Rackspace is induced to locate its corporate headquarters on the Leased Property; and

WHEREAS, on the Effective Date the commitments contained in this Agreement shall become legally binding obligations of the Parties, which commitments are made in consideration of Rackspace’s decision to locate its corporate headquarters on the Leased Property.

AGREEMENTS

NOW, THEREFORE, upon and in consideration for the mutual promises and covenants contained herein and for other valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 “Additional Bonds” means any bonds, mortgages, or other obligations issued in addition to the Bonds.

Section 1.2 “Agreement” means this Agreement and any addendum to this Agreement agreed to by the Parties.

Section 1.3 “Annexed Area” means the property described in Exhibit “G”.

Section 1.4 “Bonds” means bonds, mortgages, or other obligations authorized to be issued by the Windcrest EDC under the provisions of the EDC Act pursuant to Article 2 of this Agreement.

Section 1.5 “Boundary Change Agreement” means an agreement to be entered into between the City of San Antonio and the City of Windcrest pursuant to Section 43.035 of the Local Government Code containing the terms and provisions of Article 9 of this Agreement.

Section 1.6 “Business Activities” means the operation by Rackspace of an information technology services business, including acting as the U.S. corporate headquarters for such business, and the business operations of any assignee, tenant or subtenant of Rackspace approved by the City of Windcrest and located at the Leased Property.

Section 1.7 “City Economic Development Grant Agreement” means the agreement entered into between the City of Windcrest and Rackspace contemporaneously with this Agreement, entered into pursuant to Chapter 380 of the Local Government Code, and containing the terms and provisions of Section 3.11 of this Agreement.

Section 1.8 “County Economic Development Grant Agreement” means the agreement entered into between the County and Rackspace contemporaneously with this Agreement, pursuant to Chapter 381 of the Local Government Code, and containing the terms and provisions of Section 3.12 of this Agreement.

Section 1.9 “Cure Period” means that if either party believes the other is in default under any of the terms set forth in this Agreement it shall notify the allegedly defaulting party of the nature of the breach as provided in Section 13.6. The party receiving notice of default shall have ninety (90) calendar days from the date such notice is received to cure the default. If the default has not been cured by that date this Agreement may be terminated after giving ten (10) calendar days written notice. The non-defaulting party shall have the option, to be exercised reasonably and in good faith, to extend the Cure Period if the defaulting party commences to cure said default within the ninety (90) day Cure Period and it is diligently pursuing such cure.

Section 1.10 “Developer Economic Development Grant Agreement” means an agreement to be entered into between the City of Windcrest and the Developer pursuant to Chapter 380 of the Local Government Code containing the term and provisions of Section 4.3 of this Agreement.

Section 1.11 “Exemption Period” has the meaning provided in Section 3.4 of this Agreement.

Section 1.12 “Force Majeure” means the occurrence of any of the following events that results in the impossibility of performance: war, domestic terrorist acts, riots, strikes, embargoes, acts of God, earthquakes, fires, hurricanes, tornadoes, floods, wash outs, and unusually severe weather, interruption or unavailability of utilities, or due to failure of performance by suppliers.

Section 1.13 “Leased Property” means that certain tract of land and improvements comprising the real property commonly known as the Windsor Park Mall and being more particularly described in Exhibit “A”. The term also includes the improvements, additions and renovations made by Rackspace or Windcrest EDC to the Leased Property for use as part of the Leased Property Project that become subject to the terms of the Mall Lease.

Section 1.14 “Leased Property Project” means the anticipated corporate headquarters to be developed at the Leased Property for Rackspace.

Section 1.15 “Mall Lease” means an agreement to be entered into between the Windcrest EDC, as landlord, and Rackspace, as tenant, for the lease of the Leased Property. The form of the Mall Lease is attached hereto as Exhibit “1”.

Section 1.16 “Personal Property Improvements” means the tangible personal property for use at the Leased Property Project, including that leased by Rackspace from the Windcrest EDC.

Section 1.17 “PILOT Payment” means a payment to the City of Windcrest or other taxing unit required by this Agreement that has ad valorem taxes as its basis of calculation, and includes any payment in lieu of the ad valorem property taxes that would otherwise be assessed for a given tax year against the Rackspace Corporate Headquarters Property if it was not property tax exempt.

The parties acknowledge that Bexar Appraisal District may have not previously determined the appraised value for property tax purposes that would typically be used to calculate the amount of taxes otherwise assessed against the Rackspace Corporate Headquarters Property since the property is exempt from appraisal for ad valorem property taxes. Therefore, it is the intent of the parties that whenever it is necessary to determine the appraised value of the Rackspace Corporate Headquarters Property for the purpose of calculating a PILOT Payment, the parties and any appraisers selected under this Agreement shall strive to determine what appraised value for property tax purposes would have been determined by the Bexar Appraisal District for the relevant time period. This shall be accomplished pursuant to the provisions in Section 3.5 below.

If the Bexar Appraisal District takes steps to determine the appraised value for property tax purposes of the Rackspace Corporate Headquarters Property or to determine the qualification of the Rackspace Corporate Headquarters Property for exemption under the EDC Act or other applicable law, Windcrest EDC and the City of Windcrest hereby automatically designate Rackspace to act as their agent for property tax matters involving the Rackspace Corporate Headquarters Property, including for filing and management of any necessary protests or appeals.

Section 1.18 “Rackspace Corporate Headquarters Property” means the Leased Property, the Personal Property Improvements and the Real Property Improvements (and any taxable leasehold or other possessory interest in the property) located in Bexar County, Texas that are owned by the Windcrest Economic Development Corporation and leased to Rackspace (or its assignees, tenants or subtenants approved by the City of Windcrest) under this Agreement for use as part of the Leased Property Project.

Section 1.19 “Real Property Improvements” means the buildings and other property improvements owned by the Windcrest EDC and leased by Rackspace (or its assignees, tenants or subtenants approved by the City of Windcrest) for use at the Leased Property Project.

Section 1.20 “Related Organizations” means an entity or person who (a) is directly or indirectly controlled by, or under common control with Rackspace; (b) owns directly or indirectly fifty percent (50%) or more of the equity or voting interest of Rackspace; (c) is a successor by merger or other business combination with Rackspace such that substantially all of the business assets of Rackspace remain in the merged or combined entity; or (d) an approved purchaser or assignee of Rackspace.

Section 1.21 “Relocation” or “Relocate” shall mean that Rackspace (or a Related Organization, which has taken the place of Rackspace) moves the Business Activities previously conducted at the Leased Property to a location outside the Leased Property.

Section 1.22 “Section 4B(k) of the EDC Act” shall mean Section 5190.6-4B(k) of the EDC Act and any other statute that enables the Rackspace Corporate Headquarters Property to be exempt from ad valorem property taxation.

ARTICLE 2

RACKSPACE COMMITMENT AND RECAPTURE

Section 2.1 Rackspace agrees to bring to and thereafter maintain at the Leased Property the following number of employees by the following dates: 2,000 employees by December 31, 2009; 3,000 employees by December 31, 2010; and 4,500 employees by December 31, 2012, with a median total annual payroll (salary and bonus) of not less than $51,000 (the “Employment Commitment”). The number of jobs, the median payroll, and the time to reach such Employment Commitments are (i) each subject to applicable events of Force Majeure, and (ii) shall be automatically reduced to match the number of jobs and the amount of median payroll contained in an agreement between Rackspace and the State of Texas regarding any Texas Enterprise Fund grant received by Rackspace if the state requirement is lower; however, the time to reach such Employment Commitments will not be reduced.

Section 2.2

(a) If Rackspace, a Related Organization, or a City of Windcrest-approved assignee or subtenant as provided below occupies and uses the Leased Property for Business Activities and subsequently all or substantially all Business Activities (or a substantial portion thereof) at the Leased Property are ceased for a continuous period of three (3) months (hereinafter referred to as a “Cessation of Business Activities”) during the Exemption Period for any reason, except if such cessation is caused by a Force Majeure, then the City of Windcrest shall have the right to terminate this Agreement upon delivery of the notices and expiration of the Cure Period. Said termination shall be effective for the calendar year during which such Cessation of Business Activities occurred.

(b) Upon a termination under Section 2.2(a), an amount equal to the ad valorem taxes which would have been assessed by the City of Windcrest, Bexar County and North East Independent School District (“NEISD”) (hereafter referred to collectively as the “Taxing Units”) against the Rackspace Corporate Headquarters Property for the calendar year in which the Cessation of Business Activity occurred, as if the property had not been exempt from property taxes, shall be paid as a PILOT Payment by Rackspace to the City of Windcrest.

(c) In addition to the PILOT Payment under Section 2(b), upon a termination under Section 2.2(a), an amount equal to the ad valorem taxes which would have been assessed by the City of Windcrest and Bexar County against the Rackspace Corporate Headquarters Property for the previous years during the Exemption Period if the property had not been exempt from property taxes shall be paid as a PILOT Payment by Rackspace to the City of Windcrest. The City of Windcrest shall pay to the County the County’s portion of such PILOT Payment. A PILOT Payment shall also be made to NEISD (or its foundation, at the City of Windcrest’s discretion) upon a termination under 2.2(a) for the same time period, but shall be calculated as follows. For each year of the Exemption Period, Rackspace shall pay the amount required to offset the net amount of actual tax revenue and state aid loss to the NEISD for the given year(s) caused as a result of the Texas school finance laws and the tax-exempt nature of the Rackspace Corporate Headquarters Property. The purpose of this payment is to make NEISD whole, but not to place it in any better position than if it had actually received the property taxes, after taking into account the effect such a receipt of property taxes would have had on State funding to NEISD. To assist in determining the amounts due, the parties agree to utilize the services of the school finance consulting firms of either Moak, Casey & Associates, LLC of Austin, Texas or Kavoussi & Associates of San Antonio, Texas, as determined by NEISD, the cost of which shall be paid by Rackspace but then credited as a reduction in the amount of the next PILOT Payment to NEISD.

(d) Any PILOT Payment under this Section 2.2 shall be paid by Rackspace to the City of Windcrest within ninety (90) calendar days from the date the Cure Period has expired. The City of Windcrest shall pay any portion of such PILOT Payment due to other governmental entities within thirty (30) days after its receipt of such PILOT Payment. If a Cessation of Business Activity is caused by a Force Majeure, Rackspace may continue or terminate this Agreement, for all or a portion of the Leased Property, without liability for any PILOT Payment or other penalty.

Section 2.3 If Rackspace, a Related Organization, or a City of Windcrest-approved assignee or subtenant as provided below fails to satisfy the Employment Commitment during a calendar year in the Exemption Period, then for each such calendar year of noncompliance, Rackspace shall pay the City of Windcrest a PILOT Payment representing the property taxes that would have been assessed against the Real Property Improvements or Personal Property Improvements by the City of Windcrest or Bexar County as if they were not property tax exempt, and the City of Windcrest shall distribute such PILOT Payments to the appropriate taxing entities. The amount of the PILOT Payment shall be computed by multiplying the amount of property taxes that would have been assessed against the Real Property Improvements and Personal Property Improvements by the City of Windcrest and Bexar County by the same percentage as the deficiency in the Employment Commitment. The NEISD amount shall be calculated using the methodology set forth in Section 2.2(c).

For example, if Rackspace creates and retains ninety percent (90%) of the minimum number of full-time employee positions required to comply with the Employment Commitment in a given year, Rackspace shall be required to pay 10% of the taxes that would have otherwise been assessed by the Taxing Units (which for purposes of this Section 2.3 excludes NEISD as it is already covered by the separate provisions of Section 2.2(c)) against the Real Property Improvements or Personal Property Improvements for the given year of deficiency, but subject to a floor of fifty percent (50%). Since the Employment Commitment requires that the median total annual payroll of the employees credited to meet the Employment Commitment be not less than $51,000, when calculating the Employment Commitment the lowest paying jobs will be excluded from the number of jobs credited toward satisfying the Employment Commitment to the extent necessary to cause the median total compensation of the remaining employees to equal or exceed $51,000. If Rackspace fails to create and retain at least fifty percent (50%) of the minimum number of full-time employee positions required to comply with the Employment Commitment in a given year then, at the option of the City of Windcrest, the City of Windcrest may terminate this Agreement. Said termination shall be effective for the calendar year during which at least fifty percent (50%) of the minimum number of full-time employee positions required to comply with the Employment Commitment have not been created or retained by Rackspace. Upon said termination, a PILOT Payment equal to the ad valorem taxes that would otherwise have been assessed by the Taxing Units against the Real Property Improvements and Personal Property Improvements for that calendar year shall be calculated as set forth in Section 2.2(c). A PILOT Payment equal to the property taxes that would otherwise have been assessed by the Taxing Units against the Real Property Improvements and Personal Property Improvements for the years in the Exemption Period preceding the year of termination shall be paid to the Taxing Units and calculated as set forth at Section 2.2.(b). If the failure to create and retain at least fifty percent (50%) of the minimum number of full-time employee positions required to comply with the Employment Commitment is caused by a Force Majeure, Rackspace shall have the right to continue or to terminate this Agreement, for all of or any remaining portion of the Leased Property, without recapture or other penalty. Rackspace may count employees of a subtenant or Related Organization that are located on a fulltime basis on the Leased Property as if they were Rackspace employees (including the median salary calculations) for purposes of meeting the Employment Commitment.

Section 2.4 During the Exemption Period the City of Windcrest may declare a default if Rackspace fails to comply with any of the conditions set forth in Sections 2.2 and 2.3 (but only below the 50% requirement) of this Agreement. Should the City of Windcrest determine that Rackspace is in default under any of the terms set forth in Sections 2.2 and 2.3 (but only below the 50% requirement) of this Agreement, the City of Windcrest shall notify Rackspace in writing, and if said default is not cured within the Cure Period, then the City of Windcrest shall have the right to terminate this Agreement upon ten (10) calendar days prior written notice. The City of Windcrest shall have the option, to be exercised reasonably and in good faith, to extend the Cure Period if Rackspace commences to cure said default within the Cure Period and Rackspace is diligently pursuing such cure. If this Agreement is terminated as a result of a default described under this Section 2.4, the Taxing Units shall be entitled to the PILOT Payments calculated in the amounts and paid in the manner set forth in Sections 2.2 and 2.3. For the purpose of calculating the PILOT Payments under Sections 2.2 and 2.3 there shall be no right of double recovery by any taxing unit entitled to a PILOT Payment. For example, if Rackspace ceases business activity under Section 2.2, and at the same time breaches its Employment Commitment under Section 2.3, the taxing unit shall elect as its remedy whether to proceed under Section 2.2 or Section 2.3. In addition, Rackspace shall be entitled to a credit against such PILOT Payments for any previous PILOT Payments or property taxes it has paid to the Taxing Units.

Section 2.5 If the Exemption Period expires and Rackspace Relocates or there is a Cessation of Business Activities at the Leased Property (other than as a result of a Force Majeure) during the one year period after the end of the Exemption Period, then the Taxing Units shall also have the right to a payment (by PILOT Payment, if necessary) from Rackspace equal to 20% of the property taxes (except for the payment to NEISD which shall be calculated in the manner set forth in Section 2.2(c)) that would have been assessed for the preceding tax year by the Taxing Units against the Real Property Improvements or Personal Property Improvements had they not been exempt from property taxes.

Section 2.6 If during the term of the Mall Lease, as set forth therein (the “Lease Term”), (a) Rackspace allows a PILOT Payment to become delinquent or there is a default; and (b) Rackspace does not cure such delinquency or default within the Cure Period, the City of Windcrest shall have the right to terminate this Agreement. A PILOT Payment will then be due for the calendar year during which the termination occurred on the same basis set forth in Section 2(b). In addition a PILOT Payment shall be paid on the same basis set forth in Section 2(c).

Section 2.7 The Parties recognize, agree, and stipulate that the financial, civic, and social benefits to the City of Windcrest from the presence of Rackspace on the Leased Property are great, but that the precise value of those benefits is difficult to quantify due to the number of citizens and businesses that rely upon and benefit from the presence of Rackspace on the Leased Property. Accordingly, the magnitude of the damages that would result from a violation of Sections 2.2 through 2.6 hereof would be significant in size but difficult to quantify including, without limitation, damages to the reputation and finances of the City of Windcrest, Therefore, the Parties agrees that in the event of a violation of Sections 2.2 through 2.6 hereof including, without limitation, any such breach arising pursuant to the provisions of section 365(g) of the United States Bankruptcy Code or similar provision of any successor thereto, the City of Windcrest will be entitled to recover from Rackspace the PILOT Payments provided for in Sections 2.2 through 2.6 hereof, which are stipulated to be reasonable estimated damages, as reasonable liquidated damages and not as a penalty. The Parties hereby acknowledge that they have negotiated the above amounts in a good faith attempt to quantify the amount of damages arising due to a violation of Sections 2.2 through 2.6 hereof despite the difficulty in making such determination. Accordingly, in the event the City of Windcrest collects the above referenced liquidated damages, then the City of Windcrest hereby waives any right to collect additional monetary damages (other than legal fees and expenses) including lost or prospective profits, or for any other special, indirect, incidental, consequential, exemplary, or punitive damages.

Section 2.8 Other Remedies Available. Subject to the preceding paragraph, the City of Windcrest shall have the right to take appropriate action to which it may be entitled, at law or in equity, to enforce the obligations of Rackspace pursuant to this Agreement.

Section 2.9 Rackspace shall cause its outside auditing firm to calculate the number of employees meeting the Employment Commitment and the median salary of such employees as of December 31 of each year and shall certify such numbers to the City of Windcrest. The City of Windcrest shall, at its expense, have the right to cause its auditor to audit Rackspace’s and any other entities’ books and records which make up part of the calculation of the Employment Commitment, for the sole purpose of calculating the Employment Commitment.

ARTICLE 3

LEASED PROPERTY REDEVELOPMENT

Section 3.1 The Leased Property has been financed through a temporary financing with the Developer. Simultaneously with the execution hereof, Rackspace will enter into the Mall Lease and the prepaid lease payments to the Windcrest EDC thereunder (and delivered into escrow hereunder, as described below) will be used in part to repay the Developer for the loans and liens used to temporarily finance the Leased Property, and in part to provide to the City of Windcrest $5,000,000 for the purposes described in Section 4.4 below. The cost will be $26,940,425.63 (which includes all expenses through June 30, 2007) plus the daily rate for expenses incurred until the date the Mall

Lease is fully executed, plus the $5,000,000.00 which shall be delivered to and held by the City of Windcrest pursuant to Section 4.4 below. Expenses will accrue as follows: interest from July 1, 2007, at the rate of $5,560.53 per day and security at the rate of $840 per week and, if necessary, insurance after July 15,2007 at market rates. Any unusual or nonrecurring expenses (e.g., power washing, utilities, repairs, surveys, replatting costs, environmental testing and closing costs) will be in addition to the amounts stated above.

Section 3.2 The City of Windcrest and the Windcrest EDC will authorize Rackspace and the Developer to appoint one individual each to serve as a member of the Windcrest EDC Board of Directors.

Section 3.3 The economic incentives granted to Rackspace in this Agreement require that a cumulative investment of not less than $60,000,000 by December 31, 2009, and of not less than $100,000,000 by December 31, 2012 be made in the acquisition and improvements to the Rackspace Corporate Headquarters Property, which sums include, without limitation, the amount of prepaid rent payable under Section 3.1 above, all soft costs incurred by Rackspace in connection with this Agreement and the design, construction, and equipping of the Rackspace Corporate Headquarters Property, and the costs of all property installed, used in, or constituting the Rackspace Corporate Headquarters Property, including all tangible and intangible property. Rackspace and the Developer, in equal shares, shall pay to the City of Windcrest an administrative fee not to exceed an aggregate total of $315,000 for the first three years following the Effective Date as provided in Section 11.4 below, and after the third year Rackspace shall pay an administrative fee of $100,000 per year if, and only if, (i) the tax exemption on the Leased Property, the Real Property Improvements and the Personal Property Improvements pursuant to Section 4B(k) of the EDC Act remains in effect, and (ii) Rackspace’s sales taxes generated from the Leased Property are less than $500,000 for the year in question, and if either or both of such conditions (i) or (ii) are not met Rackspace will not owe the administrative fee to the City of Windcrest for that year. The Windcrest EDC will, upon written request by Rackspace, finance the purchase and renovation of the Leased Property (through the issuance of the Bonds) payable solely from the Lease payments. Additional Bonds may be issued for additional renovations and expansion projects relating to the Rackspace Corporate Headquarters Property. The terms of any such financing must be mutually acceptable to Rackspace and Windcrest EDC.

Section 3.4 The Rackspace Corporate Headquarters Property will be owned by the Windcrest EDC and therefore will be exempt from property taxation during the term of the Lease pursuant to Section 4B(k) of the EDC Act. Nonetheless, Rackspace has agreed to make PILOT Payments as provided elsewhere in this Agreement, except during a 14-year exemption period, (the “Exemption Period”). The Exemption Period will begin on January 1 of the calendar year designated by Rackspace, which may be designated to begin on January 1 after the completion of substantial construction of the first phase of the renovation of the Leased Property and must begin no later than January 1, 2010. The Exemption Period will be for a 14-year period regardless of whether the Leased Property is actually exempt during such period. If the Exemption Period does not begin immediately, Rackspace shall make PILOT Payments to the Taxing Units until the Exemption Period begins. The PILOT Payments shall be calculated in the manner and amounts as set forth in Section 2.2(c). Rackspace shall also make PILOT Payments as set forth in Section 3.5 after the Exemption Period has expired and until the Mall Lease is terminated.

Section 3.5 Except during the Exemption Period, the PILOT Payments shall be paid to the City of Windcrest (or other entity designated by the City of Windcrest) for distribution to each Taxing Unit in an amount equal to the taxes that would have been assessed by each Taxing Unit against the Fee Simple Interest in the Rackspace Corporate Headquarters Property (including any improvements or additions) as if the property was not exempt from property taxation. These payments will be due by February 28th of the year following the tax year for which they are being paid. In the event the Bexar Appraisal District does not determine an appraised value for property tax purposes for the Rackspace Corporate Headquarters Property, then the appraised value for property tax purposes will be determined in the following manner. Rackspace will obtain an appraisal for the Rackspace Corporate Headquarters Property for property tax purposes from a real estate appraiser designated as a Member of the Appraisal Institute to appraise the Real Property and an appraiser who has an ASA designation to appraise the Tangible Personal Property (“Qualified Appraisers”). If the City of Windcrest agrees with that appraised value, then that value shall be used for purposes of this Section 3.5. If the City of Windcrest does not agree with that appraised value, then Rackspace and the City of Windcrest will attempt to agree on Qualified Appraisers to determine the appraised value for property tax purposes to be used. If Rackspace and the City of Windcrest are unable to mutually agree on Qualified Appraisers, then the City of Windcrest will select Qualified Appraisers who will, along with Rackspace’s Qualified Appraisers, select a third set of Qualified Appraisers to assist the appraisers chosen by the parties to value the property, which value shall be as determined by a majority of such appraisers for each type of property (real and personal). In determining the relevant appraised values for property tax purposes, Rackspace, the City of Windcrest, and the appraisers shall be guided by the definitions contained in Section 1.17. Upon collection by the City of Windcrest, the PILOT Payments under this Section shall be distributed within thirty (30) days to each taxing unit as appropriate.

Section 3.6 During the Lease Term, Rackspace agrees to make additional PILOT Payments to the City of Windcrest for the benefit of the NEISD and the City will distribute them to the NEISD or its foundation, at the City of Windcrest’s discretion, as follows: (a) the first payment will be payable no later than February 28, 2008 and shall be equal to the taxes that the NEISD would have assessed for the 2007 tax year against the Leased Property, if it was not exempt from property taxes, based on the Leased Property’s 2007 tax year appraised value as determined by the Bexar Appraisal District; and (b) each year thereafter until the end of the Exemption Period Rackspace will make a PILOT Payment to the City of Windcrest (or such other entity the City may designate) in an amount calculated by multiplying the appraised value for tax purposes of the Rackspace Corporate Headquarters Property times the debt service portion (as defined in Texas Education Code Section 45.001(a)(2) or its successor provision) of the NEISD’s tax rate for each such year.

Section 3.7 The Windcrest EDC and Rackspace will enter into a sale/leaseback, rental or similar agreements for all Personal Property Improvements it owns which are acquired for use by Rackspace at the Leased Property. At the end of the Exemption Period, Rackspace shall purchase all Personal Property Improvements from Windcrest EDC for $1.00. Rackspace will be responsible for all accounting associated with its leases from Windcrest EDC of the Personal Property Improvements.

Section 3.8 All additions to the Leased Property and the Rackspace Corporate Headquarters Property will also be subject to ownership by the Windcrest EDC and shall therefore be subject to property tax exemption under Section 4B(k) of the EDC Act for the Exemption Period and shall also be subject to the PILOT Payments and the appraisal process provided herein.

Section 3.9 At any time during the term of this Agreement, and at Rackspace’s option in its sole discretion, Rackspace may terminate the Mall Lease by written notice thereof to the Windcrest EDC and a copy to Alamo Title Company, Attn: Chris Varley, 112 E. Pecan, Suite 125, San Antonio, Texas 78205 (the ‘Title Company”), upon which notice of termination the Title Company shall release from escrow and record in the Official Public Records of Bexar County, Texas the special warranty deed (executed by the Windcrest EDC contemporaneously herewith and delivered to the title company in escrow) conveying the Leased Property and all improvements thereto to Rackspace in consideration of the prepaid lease payments under Section 3.1 above and an additional $1.00 cash. The Parties hereby acknowledge and agree that Rackspace’s options under Section 3.7 and this Section 3.9 are each supported by $50.00 independent consideration (for a total of $100.00 independent consideration) paid by Rackspace to Windcrest EDC as of the Effective Date.

Section 3.10 The Windcrest EDC will work with Rackspace so that materials incorporated into improvements to the Leased Property and the Real Property Improvements will be exempt from sales and use taxes. The Windcrest EDC shall serve as the general contractor during renovation and construction to the extent necessary to achieve such tax exemption. Rackspace will provide Windcrest EDC with an indemnification for acting as the general contractor.

Section 3.11 As soon as reasonably practicable after the date hereof, the City of Windcrest will enter into with Rackspace a City Economic Development Grant Agreement, pursuant to Chapter 380 of the Texas Local Government Code, which agreement will provide that, in the event it is determined that Section 4B(k) of the EDC Act does not apply or exempt the Leased Property, the Real Property Improvements or the Personal Property Improvements from property taxes, the City will make a grant to Rackspace of the property and sales taxes the City collects from the Annexed Area, the Eisenhauer Development Tract, and the Windcrest Development Site (less its cost of providing municipal services to the Annexed Area that are not covered by one-half of the local sales taxes collected as hereafter provided, and less any payments to the City of San Antonio under Section 10.4) to reimburse Rackspace for any property taxes it must pay during the Exemption Period. These grants will be made each year until the sooner of (a) full reimbursement to Rackspace of any and all accrued property taxes paid by Rackspace on the Leased Property, the Real Property Improvements or the Personal Property Improvements, or (b) December 31 , 2047, after which such grant payments shall cease. The City Economic Development Grant Agreement shall survive the expiration or the earlier termination of this Agreement. The City of Windcrest agrees it will not enter into any Economic Development Grants or other arrangements affecting any of the Annexed Area other than the Leased Premises (other than possibly as serving as the general contractor or owner in order to exempt the purchase of construction materials from sales taxes, similar to the arrangement described in Section 3.10 above) that have the effect of reducing or committing the property tax and sales tax revenues therefrom to other purposes not specifically provided for in this Agreement if such grant or arrangement, without the prior consent of Rackspace, would either (i) provide the described incentive for a period lasting longer than five years after completion of construction of the incentivized improvement(s), or (ii) constitute an abatement, cumulatively with all other incentives or exemptions in effect on such property, in excess of fifty percent (50%) of the expected tax value of the Annexed Area other than the Leased Premises after construction of all anticipated improvement(s).

Section 3.12 As its sole obligation under this Agreement, and as soon as reasonably practicable after the date hereof, the County will enter into with Rackspace a County Economic Development Grant Agreement, pursuant to Chapter 381 of the Texas Local Government Code, which agreement will provide that, in the event it is determined that Section 4B(k) of the EDC Act does not apply or exempt the Leased Property, the Real Property Improvements or the Personal Property Improvements from property taxes, the County will make a grant to Rackspace of the property taxes the County collects in the Annexed Area (less the amount of property taxes the County is currently collecting in the Annexed Area) for ten (10) tax years following the first day of the Exemption Period. Ad valorem taxes eligible under this Agreement shall be the ad valorem taxes levied by the Commissioners Court for and on behalf of Bexar County only, and shall not include taxes levied by the Commissioners Court for and on behalf of the Bexar County Hospital District operating as University Health System, the Bexar County Flood Control District, or any other taxing entity. The County Economic Development Grant Agreement and the terms of this Agreement shall be Rackspace’s sole recourse against the County in the event that the Leased Property, the Real Property Improvements or the Personal Property Improvements becomes subject to taxation. The County Economic Development Grant Agreement shall survive the early termination of this Agreement. The County agrees it will not enter into any Economic Development Grants or other arrangements affecting any of the Annexed Area other than the Leased Premises that have the effect of reducing or committing the property tax and sales tax revenues therefrom to other purposes not specifically provided for in this Agreement if such grant or arrangement, without the prior consent of Rackspace, would either (i) provide the described incentive for a period lasting longer than five years after completion of construction of the incentivized improvement(s), or (ii) constitute an abatement, cumulatively with all other incentives or exemptions in effect on such property, in excess of fifty percent (50%) of the expected tax value of the Annexed Area other than the Leased Premises after construction of all anticipated improvement(s). Notwithstanding the foregoing, however, the County may make CDBG or EDA grants, a grant of its general funds, or another type of grant or incentive in the Annexed Area if it will not adversely affect the value of (or impair the ability of the County to pay) the grants to Rackspace under the County Economic Development Grant Agreement. Rackspace agrees that from the effective date of this Agreement throughout the term hereof, one-hundred percent (100%) of all employment positions at the Rackspace Corporate Headquarters Property shall be paid a minimum wage, not including benefits, of at least nine dollars and ninety-three cents ($9.93) per hour (or a salary that satisfies that requirement). Rackspace further agrees that within one year of the commencement of Business Activities at the Rackspace Corporate Headquarters Property, seventy percent (70%) of all new and existing employees at the Rackspace Corporate Headquarters Property shall be paid a minimum wage, not including benefits, of at least eleven dollars and forty-five cents ($11.45) per hour (or a salary that satisfies that requirement). Subject to meeting the requirements of such statute, Bexar County shall grant Rackspace a 100% property tax abatement for at least ten (10) years under Tax Code Chapter 312, with a base year of 2007.

Section 3.13 The commitment by Rackspace is subject to the granting by the Bexar Appraisal District of the initial property tax exemption for the Leased Property under Section 4B(k) of the EDC Act. The Parties agree to use their best efforts to support and defend the validity of the ad valorem tax exemption under Section 4B(K) of the EDC Act for the Rackspace Corporate Headquarters Property, provided that the Parties shall not be required to incur other than nominal expenses in their best efforts, and provided further that all reasonable and necessary expenses incurred by Rackspace in its best efforts to support and defend the validity of the ad valorem tax exemption shall be added to the amount of the grants under the City Economic Grant Agreement as if they were ad valorem taxes paid.

Section 3.14 Rackspace shall owe no PILOT Payment under this Agreement for any tax year in which the Rackspace Corporate Headquarters Property is not exempt from property taxation and it is required to pay property taxes for that tax year. If Rackspace is required to pay ad valorem property taxes to any taxing unit in connection with the Rackspace Corporate Headquarters Property, Rackspace shall be entitled to a credit in the amount of the property tax payments against any PILOT Payments made pursuant to this Agreement for the benefit of such taxing units.

Section 3.15 Subject to meeting the requirements of such statute, the City of Windcrest shall grant Rackspace and Windcrest EDC a 100% property tax abatement for at least ten (10) years under Tax Code Chapter 312, with a base year of 2007.

ARTICLE 4

EISENHAUER DEVELOPMENT

Section 4.1 The Developer or Windcrest EDC will acquire the fee title to the Eisenhauer Development Tract for the Eisenhauer Development utilizing proceeds from a loan from the Developer and will hold it until such time as it is sold for development. The Parties understand that, as of the Effective Date and pursuant to existing contracts (the “Acquisition Contracts”), the Developer and/or Windcrest EDC, as the case may be, have until November 19, 2007 plus three thirty-day extensions by which to acquire such title. The Parties anticipate and are acting in good faith reliance that the Windcrest EDC holding period of the Eisenhauer Development Tract will be less than 24 months from the Effective Date. The Developer and Windcrest EDC hereby represent to the other Parties that each of the Acquisition Contracts is still in effect, that there are no defaults thereunder known to either the Developer or Windcrest EDC, and that no further extensions (beyond the three thirty-day extensions) of the closing dates beyond November 19, 2007 under the Acquisition Contracts shall be agreed to without the prior written consent of Rackspace, which consent shall not be unreasonably withheld, conditioned, or delayed. The Parties acknowledge that the development of certain portions of the Eisenhauer Development Tract may require additional incentives from the City of Windcrest and/or the Windcrest EDC.

Section 4.2 The Developer and its successors and assigns will use its best efforts to develop the Eisenhauer Development Tract into a Mixed Use Project designed to be integrated with Rackspace’s U.S. corporate headquarters located on the Leased Property. Contemporaneously with the execution of this Agreement, Windcrest EDC has entered into restrictive covenants in a recordable form (in the form attached hereto as Exhibit “K”) prohibiting certain obnoxious or undesirable uses from being made of either the Eisenhauer Development Tract or the Leased Property. The restrictive covenants shall be held in escrow by the Title Company until fee title to the first tract in the Eisenhauer Development Tract is acquired by Windcrest EDC, at which time the restrictive covenants shall be released from escrow and recorded by the title company in the Official Public Records of Bexar County, Texas for the tracts acquired, and re-recorded or amended subsequently to apply to all of the tracts acquired in the Eisenhauer Development Tract.

Section 4.3 The Developer and Windcrest EDC have entered into a development agreement governing the development of the Eisenhauer Development, a copy of which has been delivered to the other Parties. Developer will loan, on a non-recourse basis, to Windcrest EDC sufficient funds to enable it to acquire title to and pay all carrying costs for the Eisenhauer Development Tract in accordance with the land acquisition contracts for the parcels that comprise the Eisenhauer Development Tract. The Windcrest EDC will convey the Eisenhauer Development Tract back to the Developer at the time of development. (The parties to this Agreement, including, without limitation, the City, the County, and Developer, acknowledge and agree that, without regard to the ownership of the Eisenhauer Development Tract at any given time, the property and sales taxes generated by the development of and business activity on the Eisenhauer Development Tract, as part of the Annexed Area hereunder, are subject to payment to Rackspace pursuant to the City Economic Development Grant Agreement and the County Economic Development Grant Agreement described in Sections 3.11 and 3.12, above, respectively, as such payments may be limited by the provisions thereof and hereof.) The ownership of the Eisenhauer Development Tract by the Windcrest EDC is only intended to eliminate the carrying cost of taxes until the land can be developed and is not anticipated to last longer than 24 months. The development agreement will require the Developer and its successors and assigns to prepare a master plan for the Eisenhauer Development incorporating the live, work, and play concepts. The Developer will be obligated to use its best efforts to develop the Eisenhauer Development as a live, work, and play Mixed Use Project designed to be integrated with Rackspace’s U.S. corporate headquarters located on the Leased Property. The Developer will construct at least five million dollars of the public infrastructure required for the Eisenhauer Development and/or the Windcrest Development Site from the proceeds of the Developer Economic Development Grant Agreement subject to the escrow arrangement all as described below.

Section 4.4 Subject to the terms and conditions of this Agreement, including Section 3.11, the City of Windcrest will enter into the Developer Economic Development Grant Agreement, pursuant to Section 380 of the Texas Local Government Code, with the Developer to enable the Developer to pay for or reimburse itself for the costs of constructing public infrastructure, public works or public improvements, including the soft cost associated therewith, on or for the benefit of the Annexed Area, pursuant to the terms of such agreement (the “Authorized Infrastructure”). The City of Windcrest has set aside and will maintain separately the amount of five million dollars from the amount received from Rackspace pursuant to Section 3.1 above. The five million dollars may be disbursed by the City of Windcrest only upon the occurrence of both (i) the full execution and delivery of the Boundary Change Agreement, and (ii) Windcrest EDC’s acquisition of title to the Eisenhauer Development Tract, and then only as reimbursements for invoices paid in connection with the costs of the Authorized Infrastructure; provided, however, that prior to satisfaction of the foregoing conditions (i) and (ii), amounts may be released from the five million dollars to reimburse Developer or the City of Windcrest, as appropriate, for the actual expenses incurred with the firm of Duany Plater-Zyberk & Company in connection with planning the Eisenhauer Development. The five million dollars set aside by the City of Windcrest will be invested in eligible investments for the Windcrest EDC as directed by the Developer, and all earnings will be added to the five million dollars and will be made available to the Developer under the Developer Economic Development Grant Agreement; provided that the Developer Economic Development Grant Agreement shall provide that such five million dollars plus earnings shall be retained by and available to the City of Windcrest, if necessary, to construct the Developer’s portion of Racker Road (i.e., Racker Road between the Leased Property and Eisenhauer Road) if neither TxDOT nor the MPO construct Racker Road pursuant to Section 5.1, and provided further that if Developer defaults in its obligations under this Agreement, then the City of Windcrest, rather than Developer, shall have the right to direct the investment of the five million dollars by the Windcrest EDC (and such funds shall continue to be held by the City of Windcrest pursuant to the terms of this Agreement). Notwithstanding any of the foregoing to the contrary, the five million dollars may be released from the provisions of this Section 4.4 if the City of Windcrest has first received an irrevocable letter of credit payable to the City of Windcrest, in a form reasonably acceptable to the City of Windcrest, issued by Frost Bank, Capital One, Wachovia National Bank, Bank of America, or another bank with at least nine billion dollars in assets, issued in an amount sufficient to complete the Developer’s portion of Racker Road and the rest of the Authorized Infrastructure as certified to by the City of Windcrest’s engineer, and that may be drawn upon only to pay the costs of constructing the Authorized Infrastructure. In the event that both requirements for the release of the five million dollars by the City (or the receipt of the irrevocable letter of credit) have not occurred by September 1, 2008, the City of Windcrest shall use such escrowed funds (a) to construct such of the Authorized Infrastructure as may be undertaken with such funds (provided that the City of Windcrest shall consult with Rackspace as to which of the elements of the Authorized Infrastructure to construct) or, (b) if neither TxDOT nor the MPO construct Racker Road pursuant to Section 5.1, then for the City of Windcrest to construct the Developer’s portion of Racker Road. Upon completion, all such Authorized Infrastructure will be conveyed or dedicated to the City of Windcrest. The Eisenhauer Development Tract includes three parcels of land located along IH-35 south of the Leased Property containing the Conn’s building, the Texas Furniture building and the flea market building (collectively, the “IH-35 Pads”). Any failure of the Developer or the Windcrest EDC to acquire title to the IH-35 Pads, and any decision by Developer not to loan money for the acquisition of the IH-35 Pads, is not a default under this Agreement, but such failure to acquire title to this portion of the Eisenhauer Development Tract by September 1, 2008, will result in the failure of condition (ii) in this Section 4.4 above.

Section 4.5 Additional tax incentives from the City of Windcrest and/or Windcrest EDC will be made available only if necessary to entice desired components for a live, work, and play environment for Rackspace’s employees, as determined by such governmental entities subject to all of the terms and conditions of this Agreement with respect to grants made of property and sales taxes generated by development on and use of the Annexed Area.

ARTICLE 5

RACKER ROAD CONSTRUCTION

Section 5.1 The Windsor Park Mall ring road will be renamed Racker Road and will be extended from Walzem Road to Eisenhauer Road. The City of Windcrest will use its best efforts to cause TXDOT or the MPO to construct and improve Racker Road and dedicate it as a public street meeting the City of Windcrest’s ordinances relating to roads, failing which the City of Windcrest shall fund and cause the completion of Racker Road. Racker Road will be designed to carry traffic sufficient to meet the Employment Commitment and will be maintained by the City of Windcrest. Racker Road shall be completed and available for public use by no later than December 31,2009.

ARTICLE 6

WALZEM INTERCHANGE

Section 6.1 The City of Windcrest will use its best efforts to cause Walzem Road to be renamed Rackspace Boulevard/Walzem Road and for the signage to be changed on IH 35 at TXDOT’s expense and in a manner that will not change the official mailing addresses located on Walzem Road.

Section 6.2 TXDOT has awarded Contract No. 05073203 to refinish the Interchange of JH 35 and Walzem Road in its Mission motif and to construct an exit ramp to the City of Windcrest and an entrance to IH 35 and Loop 410 as shown on Exhibit “H”.

Section 6.3 The City of Windcrest will use its best efforts to cause TXDOT to improve the frontage road by adding turning lanes onto Walzem Road as a change order to Contract No. 05073203 to handle the anticipated traffic as a result of the Employment Commitment.

Section 6.4 The City of Windcrest will use its best efforts to cause TXDOT to install overhead signage on IH 35 denoting Racker Road as part of the Walzem Road signage.

ARTICLE 7

UTILITIES

Section 7.1 The Parties will use their best efforts to cause CPS Energy to underground all utilities along Walzem Road from IH 35 to the end of the Leased Property within 30 months of the Effective Date, provided, however, that Rackspace and the Developer shall not be required to incur other than nominal expenses in the exercise of such best efforts.

Section 7.2 City of Windcrest will make available the maximum Community Infrastructure and Economic Development (“ClED”) funds available for the utility undergrounding project and seek, if necessary, additional CIED funds from the CPS Energy Board of Directors. The Parties agree to assist the City of Windcrest in its efforts to obtain CEID funds, provided, however, that Rackspace and the Developer shall not be required to incur other than nominal expenses for such assistance, and the City of San Antonio shall not be required to spend any of its CEID funds in the City of Windcrest.

ARTICLE 8

WALZEM ROAD

Section 8.1 The Parties will use their best efforts to cause TXDOT to reconfigure the continuous turn lanes on Walzem Road that exist between IH 35 and the end of the Leased Property into a landscaped, irrigated raised median area with median breaks within 30 months of the Effective Date, provided, however, that Rackspace and the Developer shall not be required to incur other than nominal expenses in the exercise of such best efforts.

Section 8.2 City of Windcrest, Windcrest EDC, and the County will use their best efforts to obtain any matching funds to contribute toward the reconfiguration of the continuous turn lanes as described above.

ARTICLE 9

WINDCREST DEVELOPMENT

Section 9.1 Windcrest EDC, through funds provided by the Developer, or the Developer itself, will make reasonable efforts to acquire at least 23 acres of the land for the Windcrest Development Site to hold until such time as it is sold for development. If the Windcrest Development Site is acquired by either the Windcrest EDC or the Developer during the term of this Agreement, all of the terms of this Agreement, including, without limitation, Sections 3.11 and 11.4, shall apply to such tract. Notwithstanding any language herein to the contrary, until such time, if ever, that the Windcrest Development Site is so acquired, the terms of this Agreement, including, without limitation, the ability of certain parties to pay for infrastructure improvements on the Windcrest Development Site pursuant to Section 4.4, shall not apply to the Windcrest Development Site.

Section 9.2 If acquired by Windcrest EDC or the Developer, the Developer will use its best efforts to develop the Windcrest Development Site as residential homes and a retail power center.

ARTICLE 10

BOUNDARY CHANGE AND TAX SPLITS

Section 10.1 As soon as reasonably practicable following the date of execution of this Agreement, but in any event by no later than September 15,2007, a Boundary Change Agreement regarding the Annexed Area shall be entered into between the City of San Antonio and the City of Windcrest pursuant to Section 43.035 of the Texas Local Government Code. The Boundary Change Agreement shall contain the specific terms under which the City of San Antonio shall agree to release the Annexed Area from its jurisdiction and allow for the City of Windcrest to accept and annex the Annexed Area into the municipal limits of the City of Windcrest.

Section 10.2 As partial consideration to the City of San Antonio for entering into the Boundary Change Agreement, the City of Windcrest and the Windcrest EDC hereby represent to the City of San Antonio and the other Parties that as of the Effective Date:

(a)	They have executed an agreement with Rackspace to locate at the Leased Property.

(b)	They have executed an agreement with the Developer to develop the Eisenhauer Development Tract.

(c)	They have the concurrence, with regard to the Boundary Change Agreement, of NEISD, Alamo Community College District, and the Bexar Appraisal District.

The City of San Antonio hereby represents to the other Parties that as of the Effective Date all of the foregoing consideration for entering into the Boundary Change Agreement has been received.

Section 10.2.1 The City of Windcrest, the Windcrest EDC, and the City of San Antonio acknowledge that while the City of San Antonio is relying upon the documentation presented under Section 10.2 (a), (b), and (c), the City of San Antonio is in no way warranting or guaranteeing the legal effectiveness of such documents.

Section 10.2.2 When, in the future, the City of Windcrest transitions to a full-time fire department with a minimum of 4 fire fighters on duty 24-hours a day, the City of Windcrest will at that time enter into an Automatic Response Agreement with the City of San Antonio on terms and conditions acceptable to the City of San Antonio and City of Windcrest. Execution of the Automatic Response Agreement shall not be a condition to the current and continuing effectiveness of the Boundary Change Agreement.

Section 10.3 The City of San Antonio is entering into the Boundary Change Agreement upon the representation that the City of San Antonio will receive not less than $137,968 annually (the amount of property taxes being paid no the Annexed Area at the time of execution of this Agreement) for a period of 30 years. For a period of 30 years after the Effective Date, Rackspace and the Developer shall collectively pay to the City of San Antonio the amount of any shortfall of the actual amount paid to the City of San Antonio in property and sales tax revenue or PILOT Payments in a given calendar year compared to $137,968, such amount to be prorated between Rackspace and the Developer based upon their respective percentage of ownership (which shall be deemed to include any leasehold ownership), if any, of the area in the Annexed Area. The City of Windcrest shall give each of Rackspace and the Developer written notice of any amounts owed by them under this Section 10.3 by no later than March 31 of each year (including for years for which no such amounts are owed), and Rackspace and the Developer shall each pay their respective share of such amount, if any, to the City of San Antonio by no later than June 15 of that year. Any payments by Rackspace under this Section 10.3 shall be subject to reimbursement under Section 3.11.

Section 10.4 The Boundary Change Agreement shall provide that the effective date of the change in the boundary line (the “Boundary Change Date”) for the Annexed Area shall be the thirtieth (30th) day after the later of the dates on which the City of San Antonio and the City of Windcrest approve the Boundary Change Agreement. The Boundary Change Agreement shall provide for the sharing of future tax revenue on the Annexed Area for the next 30 years from the Boundary Change Date as follows:

(a)	The City of San Antonio and the City of Windcrest shall each receive 50% of the local sales taxes due to the City of windcrest and distributed by the State Comptroller for taxable business activity conducted on the Annexed Area; provided, however, that the 50% of all such local sales taxes to be retained by the City of Windcrest under such agreement shall be subject to the terms of Section 3.11 of this Agreement, including possible distribution to Rackspace as part of the City of windcrest’s Chapter 380 economic development grant to Rackspace.

(b)	For those years when the Leased Property, Real Property Improvements and Personal Property Improvements are exempt from property taxes under Section 4B(k) of the EDC Act, the City of San Antonio and the City of Windcrest will each receive 50% of all property and sales taxes resulting from the Annexed Area.

(c)	For those years when the Leased Property, Real Property Improvements and Personal Property Improvements are exempt from property taxes under Section 4B(k) of the EDC Act and Rackspace makes a PILOT Payment as may be required under this Agreement (whether made before or after the Exemption Period or under Sections 2.2 through 2.7 of this Agreement), the City of San Antonio and the City of Windcrest shall each receive 50% of the city portion of the Rackspace PILOT Payment on the Leased Property determined at the City of Windcrest tax rate with the real and personal property valuation to be determined in Section 3.5.

(d)	In the event that the Windcrest EDC has or acquires the right to sell the Leased Property, and then sells the Leased Property, the City of San Antonio and City of Windcrest shall each receive 50% of the profit from the sale of the Leased Property after the payment of all liens, encumbrances and claims against the Leased Property and all other unreimbursed expenses the Windcrest EDC has incurred regarding the Leased Property.

Section 10.5 The City of Windcrest agrees that King Arthur and Ray Bon Streets will remain public streets in the Annexed Area to provide access to the Camelot Subdivision from Eisenhauer Road, and that the speed limit for such streets shall remain 30 miles per hour unless the City of San Antonio and the City of Windcrest mutually agree otherwise. Windcrest EDC agrees to consult with the City of San Antonio prior to taking any actions regarding the Walzem Road Redevelopment Project that would adversely affect the City of San Antonio’s interest in the Project, provided that no additional consultation shall be required for the Windcrest EDC to take actions that the Windcrest EDC is directed or specifically authorized to take under this Agreement.

ARTICLE 11

SECURITY PROVISIONS

Section 11.1 Pursuant to the Boundary Change Agreement, the City of Windcrest will annex the Annexed Area and such area will thereafter be served by the same fire and police services as serve the remainder of the City of Windcrest.

Section 11.2 An on-site police substation will be provided at or in the vicinity of the Leased Property by the City of Windcrest, if requested by and paid for by Rackspace. The City of windcrest will continue its existing “mutual aid” agreement with the City of San Antonio.

Section 11.3 City of Windcrest police department will provide routine patrols (at least 8 per 8 hour shift) for the perimeter of the buildings in the Leased Property.

Section 11.4 The cost of the City of Windcrest’s municipal services in the Annexed Area are intended to be funded from one-half of the local sales taxes collected from the Annexed Area by the City of Windcrest as described in Section 10.4 above. For purposes of this Agreement, the City of Windcrest estimates that the cost of providing all municipal services to the Annexed Area (including unreimbursed costs of the City relating to additional police and fire costs and city staff overhead, including for assistance with permits and platting and with tax calculations and payments to the other taxing authorities) following annexation thereof shall be $315,000 per year (the “Municipal Services Cost Cap”). For the first three (3) years after the Effective Date, in the event that the Leased Property and the Mall Lease are exempt from property taxes under Section 4B(k) of the EDC Act and to the extent that one-half of the local sales taxes generated by taxable business activity on the Annexed Area and the Windcrest Development Site that is collected and retained by the City of Windcrest pursuant to Section 10.4 above (the “Applicable Sales Tax Revenue”) is insufficient to pay for the City of Windcrest’s costs of providing municipal services to the Annexed Area up to the Municipal Services Cost Cap, Rackspace and the Developer (and/or their successors) each (severally and not jointly) agree to contribute to the City of Windcrest one-half of the difference between the Municipal Services Cost Cap and the Applicable Sales Tax Revenue. To the extent that the Leased Property and the Mall Lease are not exempt from taxation under Section 4B(k) of the EDC Act, the City of Windcrest may retain the difference between the Municipal Services Cost Cap and the Applicable Sales Tax Revenue from the payment to be made to Rackspace under the City Economic Development Grant Agreement pursuant to Section 3.11 above.

ARTICLE 12

BOND FINANCING

Section 12.1 If Rackspace requests that the City of windcrest issues bonds, any such bonds shall: (a) be payable from lease payments on the Mall Lease received by the Windcrest EDC; (b) not be a liability of City of Windcrest, the City of San Antonio or the County and no general fund, property taxes or sales taxes will be pledged; and (c) be issued solely on the credit of Rackspace.

Section 12.2 The Windcrest EDC will subordinate its fee interest in the Leased Property to the bond holders, provided that upon any foreclosure or deed in lieu of foreclosure, the Leased Property will be subject to property taxes and the recapture provisions of Sections 2.2 through 2.6 of this Agreement or the City Economic Development Grant Agreement or the County Economic Development Grant Agreement, as applicable, continue to apply to Rackspace after the foreclosure or deed in lieu of foreclosure, and provided further that under the subordination agreement, the City of Windcrest will be given a 90-day notice and cure period to pay the outstanding debt and to maintain ownership of the Leased Property.

ARTICLE 13

MISCELLANEOUS

Section 13.1 Conditions Precedent. This Agreement shall be contingent upon (i) the approval of this Agreement by the Board of Directors of Rackspace, (ii) the commitment by Rackspace to locate its U.S. corporate headquarters on the Leased Property, and (iii) the execution of the Mall Lease. Such contingencies shall be met on or before August 3, 2007. If such conditions precedent are not fulfilled on or before August 3, 2007, then this Agreement shall terminate and the Parties shall have no further obligations hereunder. Upon request of one of the Parties, Rackspace will notify such Parties whether, at the time of such notification, the foregoing contingencies have been satisfied.

Section 13.2 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

Section 13.3 Governing Law. The governing law of this Agreement shall be the law of the State of Texas, without giving effect to any choice-of-Iaw standards that may require the application of the laws of another jurisdiction.

Section 13.4 Venue. Venue for any litigation under this Agreement shall be in Bexar County, Texas.

Section 13.5 Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect and for any reason whatsoever, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. In the event any such provision is held to be invalid, illegal or unenforceable, the parties hereto shall make their best efforts to agree on a provision in substitution for such invalid, illegal or unenforceable provision that is as near in economic benefit as possible to the provision found to be invalid, illegal or unenforceable.

Section 13.6 Notices. All communications and notices expressly provided herein shall be sent, by registered first class mail, postage prepaid, by a nationally recognized overnight courier for delivery on the following business day or by facsimile (with such facsimile to be confirmed promptly in writing sent by mail or overnight courier as aforesaid), as follows, unless and until changed as described below:

County of Bexar, Texas:	County Judge Nelson W. Wolff
Bexar County Courthouse
100 Dolorosa, Suite 120
San Antonio, Texas 78205
Fax: (210) 335-2926

With a copy to:	Ms. Susan D. Reed
District Attorney
Justice Center, 5th Floor
300 Dolorosa
San Antonio, Texas 78205
Fax: (210) 335-2151

City of San Antonio, Texas:	Mayor Phil Hardberger
City Hall Office
P.O. Box 839966
San Antonio, Texas 78283-3966
Fax: (210)207-4168

With a copy to:	Ms. Sheryl L. Sculley
San Antonio City Manager
City Hall Office
P.O. Box 839966
San Antonio, Texas 78283-3966
Fax: (210) 207-4217

With a copy to:	Mr. Michael Bernard
City Attorney
100 Military Plaza
San Antonio, Texas 78205
Fax: (210) 207-4004

City of Windcrest, Texas:	Mayor Jack Leonhardt
City Hall
8601 Midcrown
Windcrest, Texas 782239
Fax: (210) 655-8776

With a copy to:	Mr. Ronnie Cain
City Administrator
8601 Midcrown
Windcrest, Texas 782239
Fax: (210) 655-8776

With a copy to:	Mr. James P. Plummer
Fulbright & Jaworski L.L.P.
300 Convent Street, Suite 2200
San Antonio, Texas 78205
Fax: (210) 270-7205

Windcrest Economic Development Corporation:	Mr. Ray Watson
Director of Economic Development
8601 Midcrown
Windcrest, Texas 782239
Fax: (210) 655-8776

With a copy to:	Mr. James P. Plummer
Fulbright & Jaworski L.L.P.
300 Convent Street, Suite 2200
San Antonio, Texas 78205
Fax: (210) 270-7205

Windcrest Economic Development Company, LLC:	Mr. Jeremy A. Hebert
Becker & Associates, APLC
910 Harding Street
Layfayette, LA 70503
Fax: (337) 235-1748

Rackspace US, Inc.:	Mr. Alan Schoenbaum
General Counsel
9725 Datapoint Drive, Suite 100
San Antonio, Texas 78229
Fax: (210) 447-4045

With a copy to:	Mr. Randy Smith
Manager of Real Estate Services
9725 Datapoint Drive, Suite 100
San Antonio, Texas 78229
Fax: (210) 447-4045

With a copy to:	Mr. Stephen L. Golden
Drenner & Golden Stuart Wolf, L.L.P.
300 Convent Street, Suite 2650
San Antonio, Texas 78205
Fax: (210) 745-3737

However, if a recipient listed above provides written notice to all other recipients, by registered or certified mail, of a change in their address or contact information, that information (and any subsequent changes of which the recipient gives such notice) controls.

Section 13.7 Cost and Expenses. Each Party agrees to pay its own costs incurred in connection with the project proposal, including attorneys’ fees and all costs and expenses incurred in connection with the preparation of any studies or reports, surveys or approvals, this Agreement or otherwise, except Rackspace agrees to pay the attorneys’ fees for the Windcrest EDC and City of Windcrest in drafting this Agreement.

Section 13.8 Press Releases. The Parties agree to cooperate fully to coordinate with each other and the State in connection with all press releases and publications concerning the Project.

Section 13.9 Assignment. This Agreement is not assignable without consent of the City of Windcrest except to a Related Organization.

Section 13.10 Further Actions; Equivalent Incentives. In the event that provisions of the Constitution and laws of the State of Texas limit the ability of a Party to perform its functions hereunder in any way, then such Party (and, if necessary, other applicable or appropriate Parties, without additional cost or liability to such other Parties that is not offset by new and additional sources of revenue or funds that arise in connection with such limitation) shall work with Rackspace to identify and provide Rackspace with a substitute incentive of equivalent economic value, and to the extent necessary, such Parties will make a good faith effort to seek and obtain appropriate legislation or other appropriative action to the extent necessary to allow performance hereunder or with respect to a substitute incentive of equivalent economic value.

Section 13.1 1 Further Assurances. The Parties agree to do all things and take all actions required, consistent with and subject to this Agreement, to establish the Project, including, without limitation, the obtaining, negotiation, execution and delivery of all necessary or desirable agreements, filings, consents, authorizations, approvals, licenses or deeds.

Section 13.12 Section Titles and Headings. The Section titles and headings are for convenience only and do not define, modify or limit any of the terms and provisions hereof.

Section 13.13 Survival of Representations and Warranties. The representations, warranties and covenants made by each of the Parties hereto and contained herein shall survive the performance of any obligations to which such representations, warranties and covenants relate.

Section 13.14 Term of Agreement. The term of this Agreement shall commence on the Effective Date and continue in effect through the earlier to occur of the date upon which Rackspace, a Related Organization, or an approved assignee, shall cease to operate the Project or the date which is 31 years after the Effective Date.

Section 13.15 Binding Effect. This Agreement and all terms, provisions and obligations set forth herein shall be binding upon and shall inure to the benefit of the Parties and their successors and assigns and all other state agencies and any other agencies, departments, divisions, governmental entities, public corporations and other entities which shall be successors to each of the Parties or which shall succeed to or become obligated to perform or become bound by any of the covenants, agreements or obligations hereunder of each of the Parties which are parties hereto.

Section 13.16 Cooperation in Event of Dispute. In the event of a dispute concerning this Agreement or the Parties’ obligations hereunder, the Parties shall endeavor in good faith to settle the dispute through negotiation. If the dispute cannot be resolved through negotiation, or another mutually agreeable dispute resolution process, the Parties agree to submit the matter in dispute to mediation. Written notice of the intent to submit a matter to mediation shall be given by the party requesting the same. Only one mediator (selected jointly by the Parties to the dispute) shall be used to mediate the outcome. Such mediation shall be held in San Antonio, Texas or if the parties agree upon another location, that other location.

Section 13.17 Recitals. The Recitals above are hereby incorporated into this Agreement for any and all purposes.

Section 13.18 Merger. This document constitutes the final entire agreement between the Parties and supersedes any and all oral or written agreements relating to the subject matter of this Agreement, except for the other agreements expressly contemplated to be entered into under this Agreement.

Section 13.19 RACKSPACE COVENANTS AND AGREES TO FULLY INDEMNIFY AND HOLD HARMLESS THE CITY OF WINDCREST, THE CITY OF SAN ANTONIO AND BEXAR COUNTY (THE “GOVERNMENT ENTITIES”) AND THE ELECTED OFFICIALS, EMPLOYEES, OFFICERS, DIRECTORS, VOLUNTEERS AND REPRESENTATIVES OF THE GOVERNMENT ENTITIES, INDIVIDUALLY OR COLLECTIVELY, FROM AND AGAINST ANY AND ALL COSTS, CLAIMS, LIENS, DAMAGES, LOSSES, EXPENSES, FEES, FINES, PENALTIES, PROCEEDINGS, ACTIONS, DEMANDS, CAUSES OF ACTION, LIABILITY AND SUITS OF ANY KIND AND NATURE, INCLUDING BUT NOT LIMITED TO, PERSONAL OR

BODILY INJURY, DEATH AND PROPERTY DAMAGE, MADE UPON THE GOVERNMENT ENTITIES, DIRECTLY OR INDIRECTLY ARISING OUT OF, RESULTING FROM OR RELATED TO RACKSPACE’S ACTIVITIES UNDER THIS AGREEMENT, INCLUDING ANY ACTS OR OMISSIONS OF RACKSPACE, ANY AGENT, OFFICER, DIRECTOR, REPRESENTATIVE, EMPLOYEE, CONSULTANT, CONTRACTOR OR SUBCONTRACTOR OF RACKSPACE, AND THEIR RESPECTIVE OFFICERS, AGENTS, EMPLOYEES. DIRECTORS AND REPRESENTATIVES WHILE IN THE EXERCISE OR PERFORMANCE OF THE RIGHTS OR DUTIES UNDER THIS AGREEMENT, ALL WITHOUT, HOWEVER, WAIVING ANY GOVERNMENTAL IMMUNITY AVAILABLE TO THE GOVERNMENT ENTITIES UNDER TEXAS LAW AND WITHOUT WAIVING ANY DEFENSES OF THE PARTIES UNDER TEXAS LAW, PROVIDED, HOWEVER, THAT THIS INDEMNITY IS NOT INTENDED TO EFFECT THE EXEMPTIONS, GRANTS AND OTHER ECONOMIC INCENTIVES GIVEN TO OR FOR THE BENEFIT OF RACKSPACE HEREUNDER, EVEN IF THE SAME COME AT A COST, LOSS, OR EXPENSE TO ANY OF THE GOVERNMENT ENTITIES. RACKSPACE SHALL PROMPTLY ADVISE THE GOVERNMENT ENTITIES IN WRITING OF ANY CLAIM OR DEMAND AGAINST THE GOVERNMENT ENTITIES OR RACKSPACE KNOWN TO RACKSPACE RELATED TO OR ARISING OUT OF RACKSPACE’S ACTIVITIES UNDER THIS AGREEMENT AND SHALL SEE TO THE INVESTIGATION AND DEFENSE OF SUCH CLAIM OR DEMAND AT RACKSPACE‘S COST. THE GOVERNMENT ENTITIES SHALL HAVE THE RIGHT, AT ITS OPTION AND AT ITS OWN EXPENSE, TO PARTICIPATE IN SUCH DEFENSE WITHOUT RELIEVING RACKSPACE OF ANY OF ITS OBLIGATIONS UNDER THIS PARAGRAPH.

Section 13.20 RACKSPACE FURTHER AGREES TO DEFEND, AT ITS OWN EXPENSE AND ON BEHALF OF THE GOVERNMENT ENTITIES AND IN THE NAME OF THE GOVERNMENT ENTITIES, ANY CLAIM OR LITIGATION BROUGHT AGAINST THE GOVERNMENT ENTITIES AND ITS ELECTED OFFICIALS, EMPLOYEES, OFFICERS, DIRECTORS AND REPRESENTATIVES, IN CONNECTION WITH ANY SUCH INJURY, DEATH, OR DAMAGE FOR WHICH THIS INDEMNITY SHALL APPLY, AS SET FORTH ABOVE. RACKSPACE’S OBLIGATIONS UNDER THIS SUBSECTION SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT.

Section 13.21 DEVELOPER COVENANTS AND AGREES TO FULLY INDEMNIFY AND HOLD HARMLESS THE CITY OF WINDCREST, THE CITY OF SAN ANTONIO AND BEXAR COUNTY (THE “GOVERNMENT ENTITIES”) AND THE ELECTED OFFICIALS, EMPLOYEES, OFFICERS, DIRECTORS, VOLUNTEERS AND REPRESENTATIVES OF THE GOVERNMENT ENTITIES, INDIVIDUALLY OR COLLECTIVELY, FROM AND AGAINST ANY AND ALL COSTS, CLAIMS, LIENS, DAMAGES, LOSSES, EXPENSES, FEES, FINES, PENALTIES, PROCEEDINGS, ACTIONS, DEMANDS, CAUSES OF ACTION, LIABILITY AND SUITS OF ANY KIND AND NATURE, INCLUDING BUT NOT LIMITED TO, PERSONAL OR BODILY INJURY, DEATH AND PROPERTY DAMAGE, MADE UPON THE GOVERNMENT ENTITIES. DIRECTLY OR INDIRECTLY ARISING OUT OF, RESULTING FROM OR RELATED TO DEVELOPER’S ACTIVITIES UNDER THIS AGREEMENT, INCLUDING ANY ACTS OR OMISSIONS OF DEVELOPER, ANY AGENT, OFFICER, DIRECTOR, REPRESENTATIVE, EMPLOYEE, CONSULTANT, CONTRACTOR OR SUBCONTRACTOR OF DEVELOPER, AND THEIR RESPECTIVE OFFICERS, AGENTS, EMPLOYEES,

DIRECTORS AND REPRESENTATIVES WHILE IN THE EXERCISE OR PERFORMANCE OF THE RIGHTS OR DUTIES UNDER THIS AGREEMENT, ALL WITHOUT, HOWEVER, WAIVING ANY GOVERNMENTAL IMMUNITY AVAILABLE TO THE GOVERNMENT ENTITIES UNDER TEXAS LAW AND WITHOUT WAIVING ANY DEFENSES OF THE PARTIES UNDER TEXAS LAW, PROVIDED, HOWEVER, THAT THIS INDEMNITY IS NOT INTENDED TO EFFECT THE EXEMPTIONS, GRANTS AND OTHER ECONOMIC INCENTIVES GIVEN TO OR FOR THE BENEFIT OF RACKSPACE HEREUNDER, EVEN IF THE SAME COME AT A COST, LOSS, OR EXPENSE TO ANY OF THE GOVERNMENT ENTITIES. DEVELOPER SHALL PROMPTLY ADVISE THE GOVERNMENT ENTITIES IN WRITING OF ANY CLAIM OR DEMAND AGAINST THE GOVERNMENT ENTITIES OR DEVELOPER KNOWN TO DEVELOPER RELATED TO OR ARISING OUT OF DEVELOPER’S ACTIVITIES UNDER THIS AGREEMENT AND SHALL SEE TO THE INVESTIGATION AND DEFENSE OF SUCH CLAIM OR DEMAND AT DEVELOPER’S COST. THE GOVERNMENT ENTITIES SHALL HAVE THE RIGHT, AT ITS OPTION AND AT ITS OWN EXPENSE, TO PARTICIPATE IN SUCH DEFENSE WITHOUT RELIEVING DEVELOPER OF ANY OF ITS OBLIGATIONS UNDER THIS PARAGRAPH.

Section 13.22 DEVELOPER FURTHER AGREES TO DEFEND, AT ITS OWN EXPENSE AND ON BEHALF OF THE GOVERNMENT ENTITIES AND IN THE NAME OF THE GOVERNMENT ENTITIES, ANY CLAIM OR LITIGATION BROUGHT AGAINST THE GOVERNMENT ENTITIES AND ITS ELECTED OFFICIALS, EMPLOYEES, OFFICERS, DIRECTORS AND REPRESENTATIVES, IN CONNECTION WITH ANY SUCH INJURY, DEATH, OR DAMAGE FOR WHICH THIS INDEMNITY SHALL APPLY, AS SET FORTH ABOVE. DEVELOPER’S OBLIGATIONS UNDER THIS SUBSECTION SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT.

Section 13.23 Attorney Fees and Expenses. In the event that a Party (the “Defaulting Party”) should default under any of the provisions of this Agreement and another Party (the “Nondefaulting Party”) should employ attorneys or incur other expenses for the collection of the payments due under this Agreement or the enforcement of performance or observance of any obligation or agreement on the part of the Defaulting Party, the Defaulting Party agrees to pay to the Nondefaulting Party reasonable fees of such attorneys and such other expenses so incurred by the Nondefaulting Party.

Section 13.24 Release of Existing Claims. Rackspace and the Developer hereby release any and all presently existing claims of every kind or character which Rackspace or the Developer has or may have under or pursuant to this Agreement against the Government Entities, their appointed or elected officials, members, agents, employees, officers, directors and representatives, individually and collectively.

[Signatures and Acknowledgments Begin on Following Page]

WHEREFORE, the Parties hereto have executed this Agreement and, as of the Effective Date, have agreed to the terms and conditions stated above that apply to them.

COUNTY OF BEXAR

By:	/s/ NELSON W. WOLFF
NELSON W. WOLFF,
Country Judge

ATTEST:

/s/ GERARD RICKHOFF
GERARD RICKHOFF
County Clerk

APPROVED AS TO LEGAL FORM:

SUSAN D. REED
Criminal District Attorney
Bexar County, Texas

By:	/s/ LARRY ROBERSON
LARRY ROBERSON,
Assistant Criminal District Attorney
Civil Section

APPROVED AS TO FINANCIAL CONTENT:

/s/ TOMMY J. TOMPKINS
TOMMY J. TOMPKINS,
County Auditor

/s/ DAVID SMITH
DAVID SMITH,
Executive Director of Planning/Budget Officer Planning And Resource Management Dept.

APPROVED:

/s/ DAVID MARQUEZ
DAVID MARQUEZ,
Executive Director of Economic Development

CITY OF SAN ANTONIO, TEXAS

	By:	/s/ Sheryl L. Sculley
	Name:	Sheryl L. Sculley
	Title:	City Manager

ATTESTED TO BY:

/s/ Leticia Vacek
Leticia Vacek, City Clerk

APPROVED AS TO FORM:

/s/ Michael D. Bernard
Michael D. Bernard, City Attorney
City of San Antonio

CITY OF WINDCREST, TEXAS

	By:	/s/ Jack Leonhardt
	Name:	Jack Leonhardt
	Title:	Mayor

	By:	/s/ F. Ronnie Cain
	Name:	F. Ronnie Cain
	Title:	City Administrator

APPROVED AS TO FORM:

/s/ James P. Plummer
James P. Plummer, Special Counsel
City of Windcrest

WINDCREST ECONOMIC DEVELOPMENT CORPORATION

By:	/s/ F. Ronnie Cain
Name:	F. Ronnie Cain
Title:	Duly Authorized Representative

RACKSPACE US, INC.

By:	/s/ Graham Weston
Name:	Graham Weston
Title:	Executive Chairman

EXHIBIT A

Leased Property

Legal Description

A-1

EXHIBIT A

BEGINNING at a 3/4” Iron rod found in the east line of Interstate Highway (IH) 35/ Loop 410 (R.O.W. Varies), also being the southwest corner of said Lot 44, and being the northwest corner of Lot 36, of the Replat of Toys “R” Us Subdivision recorded in Volume 9520, Page 187, (D.P.R.B.C.T.), for the southwest corner and POINT OF BEGINNING hereof, from which a 4” Texas Department of Transportation (TXDOT) brass disk monument found in the east line of said IH 35/ Loop 410 at station 1882+00 and offset right 213.20’, bears S09°56’l8”W, a distance of 454.36 feet;

THENCE, with the east line of said IH 35/ Loop 410, same being the west line of said Lot 44, N09°56’18”E, a distance of 437.50 feet to 1/2-inch iron rod found for an angle point hereof, same being the southwest corner of Lot 45 of said Replat Establishing Simon Apple Garden;

THENCE, leaving the east line of said IH 35/ Loop 410, same being the west line of said Lot 44, with the common line between said Lots 44 and 45, the following five (5) courses and distances:

1)	S80°21’18”E, a distance of 217.15 feet to a PK nail found for an angle point hereof, same being the southeast corner of said Lot 45, and a southeast corner of said Lot 44;

2)	N10°05’00”E, a distance of 147.36 feet to a 1/2-inch iron rod found for an angle point hereof, same being a northeast corner for said Lot 45, also being an angle point for said Lot 44;

3)	N80°16’37”W, a distance of 22.47 feet to a 1/2-inch iron rod found for an angle point hereof, same being an angle point for said Lots 44 and 45;

4)	N09°43’58”E, a distance of 9.05 feet to a 1/2-inch iron rod found for an angle point hereof, same being a northeast corner for said Lot 45, also being an angle point for said Lot 44;

5)	N80°08’26”W, a distance of 195.02 feet to a 1/2-inch iron rod found for an angle point hereof, same being the northwest corner of said Lot 45, also being an angle point of said Lot 44, same being a point in the east line of said IH 35/ Loop 410;

THENCE, with the east line of said IH 35/ Loop 410, same being the west line of said Lot 44, N09°56’18”E, a distance of 64.23 feet to a 1/2-inch iron rod with “Vickery” cap found for an angle point hereof, same being the southwest corner of Lot 46 of said Replat Establishing Simon Apple Garden, also being an angle point for said Lot 44;

THENCE, leaving the east line of said IH35/ Loop 410, same being the west line of said Lot 44, with the common line between said Lots 44 and 46, S80°07’28”E, a distance of 225.13 feet to a 1/2-inch iron found for an angle point hereof, same being the southeast corner of said Lot 46, also being an angle point for said Lot 44;

THENCE, continuing with the common line between said Lots 44 and 46, N09°56’34”E, a distance of 230.05 feet a 1/2-inch iron rod found for an angle point hereof, same being the northeast corner of said Lot 46, same being an angle point for said Lot 44;

THENCE, crossing through said Lot 24, S80°02’51”E, a distance 37.96 feet to a PK nail found for an angle point hereof, same being an angle point for said 11.5384 acre tract, also being an angle point for said Lot 44;

THENCE, continuing through said Lot 24, with a north line of said 11.5384 acre tract, N89°45’32”E, a distance of 103.11 feet to a PK nail found for an angle point hereof, same being an angle point of said 11.5384 acre tract, said point lies within said Lot 24;

THENCE, continuing through said Lot 24, with a west line of said 11.5384 acre tract, N00°36’38”E, a distance of 327.41 feet to a PK nail found for an angle point hereof, same being an angle point of said 11.5384 acre tract, said point lies within said Lot 24;

THENCE, continuing through said Lot 24, with a south line of said 11.5384 acre tract, N80°48’25”W, a distance of 311.55 feet to a PK nail found for an angle point hereof, same being an angle point of said 11.5384 acre tract, and being a point in the west line of said Lot 24, also being a point in the east line of said IH35/ Loop 410;

THENCE, with the west line of said Lot 24, same being the east line of said IH35/ Loop 410, N09°56’18”E, a distance of 54.60 feet to a 1/2-inch iron rod with “Doucet & Assoc,” cap set for a northwest corner hereof, same being a northwest corner of said Lot 24, and the southwest corner of Lot 22 of the Simon Subdivision recorded in Volume 7300, Page 69, (D.P.R.B.C.T.);

THENCE, with the south line of said Lot 22, and the north line of said Lot 24, N85°26’50”E, a distance of 381.62 feet to a PK nail with “Brown” shiner found for a point of curvature (P.C.) hereof, same being a P.C. for said Lot 22, also being a northwest corner and P.C. of said Lot 25;

THENCE, continuing with the southeast line of said Lot 22, and with the northwest line of said Lot 25, along a curve to the left, whose radius is 159.75 feet, whose delta is 85°23’33”, at an arc length of 238.09 feet, and overall chord which bears N42°47’06”E, a distance 216.66 feet to a 1/2-inch iron rod with “Vickery” aluminum cap found for a point of tangency (P.T.) hereof, same being a P.T. for said Lots 22 and 25;

THENCE, continuing with the west line of said Lot 22, and the east line of said Lot 25, N00°05’45”E, a distance of 249.80 to a 1/2-inch iron rod with “Vickery” cap found for a northwest corner hereof, same being a northwest corner of said Lot 25, and a northeast corner of said Lot 22, same being a point in the south line of Walzem Road/ Farm to Market (FM) 1976 (R.O.W. Varies);

THENCE, with the south line of said Walzem Road/ FM 1976, and the north line of said Lot 25, N89°47’19”E, a distance of 112.39 feet to a Mag nail with “Brown” shiner found for an angle point hereof, same being an angle point for said Lot 25, also being an angle point for said Walzem Road/ FM 1976, from which a 4” Texas Department of Transportation (TXDOT) brass disk monument found bears, S76°06’59”W, a distance of 1.29 feet;

THENCE, continuing with the south line of said Walzem Road/ FM 1976, and the north line of said Lot 25, S88°27’18”E, a distance of 120.88 feet to a Mag nail with “Doucet” washer set for an angle point hereof;

THENCE, leaving the south line of said Walzem Road/ FM 1976, same being the north line of said Lot 25, passing through said Lot 25 the next four (4) courses and distances:

1)	S00°17’20”E, distance of 268.51 feet to a Mag nail with “Doucet” washer set for an angle point hereof;

2)	Along a curve to the right, whose radius is 921.48 feet, whose delta is 01°33’47””, whose arc length is 25.14 feet, and whose chord bears N77°14’29”E, a distance of 25.14 feet to a Mag nail with “Doucet” washer set for a point of reverse curvature (P.RC.) hereof;

3)	Along a curve to the left, whose radius is 750.00 feet, whose delta is 09°26’18”, whose arc length is 123.55 feet, and whose chord bears N73°18’14”E, a distance of 123.41 feet to a Mag nail with “Doucet” washer set for a point of compound curvature (P.C.C.) hereof;

4)	Along a curve to the left, whose radius is 2010.40 feet, whose delta is 03°54’26”, whose arc length is 137.10’ feet, and whose chord bears N66°37’52”E, a distance of 137.07 feet to a Mag nail with “Doucet” washer set for a point of compound curvature (P.C.C.) hereof;

THENCE, continuing through said Lot 25, and in part through said Lot 44, along a curve to the left, whose radius is 500.00 feet, whose delta is 10°19’44”, at an arc length of 14.77 feet passing the common line between said Lots 25 and 44, for an overall arc length of 90.14 feet, and whose overall chord bears N59°30’47”E, a distance of 90 02 feet to a Mag nail with “Doucet” washer set for a P.R.C. hereof, said point lies within said Lot 44;

THENCE, continuing in part through said Lot 44, and through said Lot 38, along a curve to the right, whose radius is 500.00 feet, whose delta is 11°52’41”, at an arc length of 3.44 feet passing the common line between said Lots 44 and 38, for an overall arc length of 103.66 feet, and whose overall chord bears N60°17’16”E, a distance of 103.47 feet to a Mag nail with “Doucet” washer set for a P.T. hereof, said point lies in said Lot 38;

THENCE, continuing through said Lot 38, N16°51’51”W, a distance of 69.10 feet to a PK nail with “Brown” shiner found for an angle point hereof, same being a point in the south line of said Walzem Road/ FM 1976, also being the northern most northwest corner of said Lot 38, and the northeast corner of said Lot 44;

THENCE, with the south line of said Walzem Road/ FM 1976, same being the north line of said Lot 38, N89°44’36”E, a distance of 592.04 feet to a 1/2-inch iron rod with “Vickery” aluminum cap found for an angle point hereof, same being an angle point in the south line of said Walzem Road/ FM 1976, and an angle point in the north line of said Lot 38;

THENCE, continuing with the south line of said Walzem Road/ FM 1976, same being the north line of said Lot 38, N88°28’52”E, a distance of 17.99 feet to a “X” cut in concrete for the northern most northeast corner hereof, same being the northern most northeast corner of said Lot 38, also being the northwest corner of Lot 39 of said Replat of Subdivision Plat of Simon Subdivision;

THENCE, leaving the south line of said Walzem Road/ FM 1976, with the common line between said Lots 38 and 39 the following four (4) courses and distances:

1)	S00°16’05”E, a distance of 151.24 feet to a 1/2-inch iron rod with “Vickery” aluminum cap found for an angle point hereof, same being the southwest corner of said Lot 39, and an angle point for said Lot 38;

2)	N89°45’07”E, a distance of 131 79 feet to a 1/2-inch iron rod found for an angle point hereof, same being a southeast corner of said Lot 39, also being an angle point for said Lot 38;

3)	N00°14’38”W, a distance of 18.06 feet to a 1/2-inch iron rod with “Vickery” cap found for an angle point hereof, same being an angle point for said Lots 38 and 39;

4)	N89°37’31”E, a distance of 27.57 feet to a PK nail found for the eastern most northeast corner hereof, same being the eastern most southeast corner for said Lot 39, and the eastern most northeast corner of said Lot 38, also being a point in the west line of Lot 2, Block 1 of the Replat and Subdivision Plat Establishing Roosevelt High School Subdivision recorded in Volume 9566, Page 132, (D.P.R.B.C.T.);

THENCE, in part with the east line of Lot 38 and in part with the east line of Lot 37, both of said Replat of Simon Subdivision, and with the westline of Lot 2 of said Roosevelt High School, S00°13’42”E, at a distance of 685.73 feet passing the northeast corner of Lot 37, and being the southeast corner of Lot 38, for a total distance of 1379.71 feet to a PK Nail with “Brown” washer found for an interior ell corner hereof, said point is also an interior ell corner of said Lot 37, and being the southwest corner of said Lot 2;

THENCE, with a north line of said Lot 37, and in part with the south line of said Lot 2, N89°35’15”E, a distance of 63.93 feet to a PK with Shiner found for an exterior ell corner hereof, said point is also an exterior ell corner of said Lot 37;

THENCE, in part with an east line of said Lot 37, and in part with an east line of Lot 44 of said Replat Establishing Simon Apple Garden, S00°31’25”E, a distance of 145.30 feet to a 1/2” iron rod found for a southeast corner hereof, said point is also a southeast corner of said Lot 44 and being the northwest corner of Lot 12, Block 10 of Camelot Subdivision Unit 7, recorded in Volume 6500, Page 144 (D.P.R.B.C.T.), and being a point in the east line of a 40’ City Public Service Board Easement as shown on said plat;

THENCE, with the south line of said Lot 44, and the north line of said 40’ City Service Board Easement, S89°43’01”W, a distance of 39.73 feet to a 1/2” iron rod found for an interior ell corner hereof, said point is also a point on the west line of said 40’ City Public Service Board Easement, and being an interior ell corner of said Lot 44;

THENCE, with the west line of said 40’ City Public Service Board Easement, and a west line of said Lot 44, S00°56’32”W, a distance of 15.88 feet to a 1/2” iron rod found for an exterior ell corner hereof, said point is also an exterior ell corner of said Lot 44, and being the northeast corner of Lot 13 of said Camelot Subdivision;

THENCE, in part with the north line of lots 13-26, Block “D” of said Camelot Subdivision, and in part with the north line of Lot 9, Block “B”, of Camelot Subdivision Unit 5A, recorded in Volume 6500, Page 16 (D.P.R.B.C.T.), and in part with the north line of Lot 49 of Windsor Square Wal-Mart III recorded in Volume 9560, Page 80 (D.P.R.B.C.T.), and in part with the north line of Lot 36 of said Toys “R” Us, S89°31’43”W, a distance of 2200.44 feet to the POINT OF BEGINNING and containing 66.9915 Acre (2,918,150 sq. ft.) of land, more or less.

EXHIBIT B

Project Area Map

B-1

EXHIBIT C

Eisenhauer Development Tract

Legal Description

C-1

Date: 07/09/2007

Job No. 07031

114.838 acres

LEGAL DESCRIPTION OF A 114.838 ACRES OF LAND

DESCRIBING 114.838 ACRES OF LAND MORE OR LESS, SITUATED IN THE GERTRUDE RODRIGUEZ SURVEY NO. 132, ABSTRACT NO. 610, BEXAR COUNTY, TEXAS, CONSISTING OF THE FOLLOWING TRACTS OF LAND AS DESCRIBED IN THE BEXAR COUNTY DEED RECORDS AND REFERENCED IN BEXAR COUNTY APPRAISAL DISTRICT: A CALLED 21.846 ACRE TRACT OF LAND, DESCRIBED IN VOLUME 6060, PAGE 12 OFFICIAL PUBLIC RECORDS OF SAID COUNTY, KNOWN AS P-10B, 5.16 ACRES & P-10C, 16.667 ACRES, BLK 14 N.C.B 15783, NFP PARTNERSHIP, ACCORDING TO SAID APPRAISAL DISTRICT, A CALLED 16.285 ACRE TRACT OF LAND, DESCRIBED IN VOLUME 6290, PAGE 1126 OFFICIAL PUBLIC RECORDS OF SAID COUNTY, KNOWN AS P-10C, 15.724 ACRES, N.C.B. 15821, JAMES C. NIEMANN TRUSTEE FOR NFP PARTNERSHIP, ACCORDING TO SAID APPRAISAL DISTRICT, A CALLED 12.3 ACRE TRACT OF LAND, TRACT NO. 4 DESCRIBED IN VOLUME 8017, PAGE 508, OFFICIAL PUBLIC RECORDS OF SAID COUNTY, LESS A 0.358 ACRE TRACT VOLUME 8017, PAGE 508 (O.P.R.), KNOWN AS TRACT 17, N.C.B.12190, 9.415 ACRES, VIRGINIA & FRED NIEMANN, ACCORDING TO SAID APPRAISAL DISTRICT, A CALLED 0.358 ACRE TRACT OF LAND, DESCRIBED IN VOLUME 6039, PAGE 545, OFFICIAL PUBLIC RECORDS OF SAID COUNTY, KNOWN AS PT. OF TRACT 17 ARB TRACT 17B, N.C.B. 12190, 0.273 ACRE, VIRGINIA & FRED NIEMANN, ACCORDING TO SAID APPRAISAL DISTRICT, THE REMAINING PORTION OF A CALLED 62.411 ACRE TRACT OF LAND DESCRIBED IN VOLUME 6697, PAGE 546, OFFICIAL PUBLIC RECORDS OF SAID COUNTY, KNOWN AS PART OF TRACT 13, N.C.B. 12190, 51.353 ACRES, JAMES C. NIEMANN, ACCORDING TO SAID APPRAISAL DISTRICT, ALSO KNOWN AS TRACT 17A, N.C.B. 12190, 2.262 ACRES, VIRGINIA & FRED NIEMANN, ACCORDING TO SAID APPRAISAL DISTRICT, A CALLED 0.995 ACRE TRACT OF LAND, DESCRIBED IN VOLUME 5555, PAGE 586, OFFICIAL PUBLIC RECORDS OF SAID COUNTY, KNOWN AS TRACT 18, N.C.B. 12190, 1.0 ACRE, LARRY NIEMANN TRUSTEE, ACCORDING TO SAID APPRAISAL DISTRICT, A CALLED 0.881 ACRE TRACT OF LAND, DESCRIBED IN VOLUME 5555, PAGE 578, OFFICIAL PUBLIC RECORDS OF SAID COUNTY, KNOWN AS TRACT 19, N.C.B.12190, 0.826 ACRE, LARRY NIEMANN TRUSTEE, ACCORDING TO SAID APPRAISAL DISTRICT, THE REMAINING PORTION OF A CALLED 10.74 ACRE TRACT OF LAND, TRACT NO. 2 DESCRIBED IN VOLUME 8017, PAGE 508 DEED RECORDS OF SAID COUNTY, KNOWN AS TRACT 20 & PART OF TRACT 13, N.C.B. 12190, 7.250 ACRES, VIRGINIA NIEMANN, ACCORDING TO SAID APPRAISAL DISTRICT, A CALLED 0.659 ACRE TRACT OF LAND, CONVEYED TO BERNARD T. SIFT JR., DESCRIBED IN VOLUME 7262, PAGE 240 OFFICIAL PUBLIC RECORDS OF SAID COUNTY, BEING LOT 43, N.C.B. 12190, WINDSOR PARK SOUTH SUBDIVISION UNIT 1A, RECORDED IN VOLUME 9537, PAGE 203 PLAT RECORDS OF SAID COUNTY, A 0.09 ACRE TRACT OF LAND OUT OF THE ABOVE MENTIONED 10.74 ACRE TRACT OF LAND, KNOWN AS PART OF TRACT 13, N.C.B. 12190, 0.09 ACRE, VIRGINIA NIEMANN,

ACCORDING TO SAID APPRAISAL DISTRICT, AND A CALLED 0.917 ACRE TRACT, LOT 40, OF THE WINDSOR PARK SOUTH SUBDIVISION UNIT 1 RECORDED IN VOLUME 9525, PAGE 170 PLAT RECORDS OF SAID COUNTY, (LOT 40, N.C.B.12190, VIRGINIA NIEMANN, VOLUME 6697, PAGE 538 DEED RECORDS OF SAID COUNTY), LESS AND EXCEPT A 0.74 ACRE TO THE CITY OF SAN ANTONIO, DESCRIBED IN VOLUME 6784, PAGE 1470 OFFICIAL PUBLIC RECORDS OF BEXAR COUNTY, TEXAS, A 0.128 ACRE TO THE CITY OF SAN ANTONIO, DESCRIBED IN VOLUME 6784, PAGE 1480 OFFICIAL PUBLIC RECORDS OF BEXAR COUNTY, TEXAS, A 0.124 ACRE TO THE CITY OF SAN ANTONIO, DESCRIBED IN VOLUME 6784, PAGE 1480 OFFICIAL PUBLIC RECORDS OF BEXAR COUNTY, TEXAS, A 0.012 ACRE TO THE CITY OF SAN ANTONIO, DESCRIBED IN VOLUME 6784, PAGE 1475 OFFICIAL PUBLIC RECORDS OF BEXAR COUNTY, TEXAS, A 0.072 ACRE TO THE CITY OF SAN ANTONIO, DESCRIBED IN VOLUME 6784, PAGE 1475 OFFICIAL PUBLIC RECORDS OF BEXAR COUNTY, TEXAS, A 0.054 ACRE TO THE CITY OF SAN ANTONIO, DESCRIBED IN VOLUME 6784, PAGE 1460 OFFICIAL PUBLIC RECORDS OF BEXAR COUNTY, TEXAS.

EXHIBIT D

Racker Road Map

On Mall Property

D-1

EXHIBIT D

Racker Road Map

On Mall Property

D-1

EXHIBIT E

Walzem Neighborhood Map

E-1

EXHIBIT F

Windcrest Development Site Map

F-1

Cloudmont Dr
Crosswind Dr
Crestwind Dr
Exhibit F
Exhibit F
Fenwick Dr
Shadowcrest Dr
Windsor Hills Dr
Windsor Hl
Walzem Rd
81
35
© 2006 Europa Technologies
Image © 2006 DigitalGlobe
© 2006 Navteq
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Streaming 100%

EXHIBIT G

Annexed Area Map

G-1

INTERSTATE HIGHWAY 35
P.O.B.
NOTE: THIS DRAWING DOES NOT CONSTITUTE AN ON THE GROUND SURVEY. THE INFORMATION SHOWN WAS COMPILED FROM THE DEED AND PLAT RECORDS OF THE BEXAR COUNTY CLERK OFFICE, AND WAS BASED ON THE RECONSTRUCTION OF THE TRACTS OF LAND ELECTRONICALLY.

Date: 05/22/07

Job No. 07031

229.131 acres

City of Windcrest

Annexation Boundary

LEGAL DESCRIPTION OF 229.131 ACRES OF LAND

DESCRIBING 229.131 ACRES OF LAND, MORE OR LESS, SITUATED IN THE GERTRUDE RODRIGUEZ SURVEY NO. 132, ABSTRACT NO. 610, BEXAR COUNTY, TEXAS, CONSISTING OF THE FOLLOWING TRACTS OF LAND AS DESCRIBED IN THE BEXAR COUNTY CLERK’S OFFICE AND REFERENCED IN BEXAR COUNTY APPRAISAL DISTRICT: A 21.846 ACRE TRACT OF LAND, DESCRIBED IN VOLUME 6060, PAGE 12 OFFICIAL PUBLIC RECORDS OF SAID COUNTY, KNOWN AS P-10B, 5.16 ACRES & P-10C, 16.667 ACRES, BLK 14 N.C.B 15783, NFP PARTNERSHIP, ACCORDING TO SAID APPRAISAL DISTRICT, A 16.285 ACRE TRACT OF LAND, DESCRIBED IN VOLUME 6290, PAGE 1126 OFFICIAL PUBLIC RECORDS OF SAID COUNTY, KNOWN AS P-10C, 15.724 ACRES, N.C.B. 15821, JAMES C. NIEMANN TRUSTEE FOR NFP PARTNERSHIP, ACCORDING TO SAID APPRAISAL DISTRICT, A 16.285 ACRE TRACT OF LAND, TRACT NO. 4 DESCRIBED IN VOLUME 8017, PAGE 508, OFFICIAL PUBLIC RECORDS OF SAID COUNTY, KNOWN AS TRACT 17, N.C.B. 12190, 9.415 ACRES, VIRGINIA & FRED NIEMANN, ACCORDING TO SAID APPRAISAL DISTRICT, A 0.3587 ACRE TRACT OF LAND, DESCRIBED IN VOLUME 6039, PAGE 545, OFFICIAL PUBLIC RECORDS OF SAID COUNTY, KNOWN AS PT. OF TRACT 17 ARB TRACT 17B, N.C.B. 12190, 0.273 ACRE, VIRGINIA & FRED NIEMANN, ACCORDING TO SAID APPRAISAL DISTRICT, A 62.411 ACRE TRACT OF LAND DESCRIBED IN VOLUME 6697, PAGE 546, OFFICIAL PUBLIC RECORDS OF SAID COUNTY, KNOWN AS PART OF TRACT 13, N.C.B. 121.90, 51.353 ACRES, JAMES .C. NIEMANN, ACCORDING TO SAID APPRAISAL DISTRICT, ALSO KNOWN AS TRACT 17A, N.C.B. 12190, 2.262 ACRES, VIRGINIA & FRED NIEMANN, ACCORDING TO SAID APPRAISAL DISTRICT, A 0.995 ACRE TRACT OF LAND, DESCRIBED IN VOLUME 5555, PAGE 586, OFFICIAL PUBLIC RECORDS OF SAID COUNTY, KNOWN AS TRACT 18, N.C.B. 12190, 1.0 ACRE, LARRY NIEMANN TRUSTEE, ACCORDING TO SAID APPRAISAL DISTRICT, A 0.881 ACRE TRACT OF LAND, DESCRIBED IN VOLUME 5555, PAGE 578, OFFICIAL PUBLIC RECORDS OF SAID COUNTY, KNOWN AS TRACT 19, N.C.B. 12190, 0.826 ACRE, LARRY NIEMANN TRUSTEE, ACCORDING TO SAID APPRAISAL DISTRICT, A 10.74 ACRE TRACT OF LAND, TRACT NO. 2 DESCRIBED IN VOLUME 8017, PAGE 508 DEED RECORDS OF SAID COUNTY, KNOWN AS TRACT 20 & PART OF TRACT 13, N.C.B. 12190, 7.25 ACRES, VIRGINIA NIEMANN, ACCORDING TO SAID APPRAISAL DISTRICT, A 0.659 ACRE TRACT OF LAND, CONVEYED TO BERNARD T. SIFT JR., DESCRIBED IN VOLUME 7262, PAGE 240 OFFICIAL PUBLIC RECORDS OF SAID COUNTY, BEING LOT 43, N.C.B. 12190, WINDSOR PARK SOUTH SUBDIVISION UNIT 1A, RECORDED IN VOLUME 9537, PAGE 203 PLAT RECORDS OF SAID COUNTY,

A 0.09 ACRE TRACT OF LAND OUT OF THE ABOVE MENTIONED 10.74 ACRE TRACT OF LAND, KNOWN AS PART OF TRACT 13, N.C.B. 12190, 0.09 ACRE, VIRGINIA NIEMANN, ACCORDING TO SAID APPRAISAL DISTRICT, A 11.547 ACRE TRACT OF LAND, CONTAINING A 10.470 ACRE TRACT, LOT 41, AND A 0.917 ACRE TRACT, LOT 40, OF THE WINDSOR PARK SOUTH SUBDIVISION UNIT 1 RECORDED IN VOLUME 9525, PAGE 170 PLAT RECORDS OF SAID COUNTY, (LOT 41, N.C.B. 12190, CONVEYED TO AT HOLDING-NOVEMBER, LLC., 10.47 ACRES, DESCRIBED IN VOLUME 10172, PAGE 1968, OFFICIAL PUBLIC RECORDS OF SAID COUNTY), (LOT 40, N.C.B. 12190, VIRGINIA NIEMANN, VOLUME 6697, PAGE 538 DEED RECORDS OF SAID COUNTY), A 11.5178 ACRE TRACT OF LAND, CONTAINING A 1.0000 ACRE TRACT-LOT 47, A 1.0000 ACRE TRACT-LOT 48, A 9.5178 ACRE TRACT-LOT 49, N.C.B. 12190 OF THE WINDSOR SQUARE WAL-MART III RECORDED IN VOLUME 9560, PAGE 80 PLAT RECORDS OF SAID COUNTY, (LOTS 47, 48, 49, CONVEYED TO GIGANTE FLEA MARKET LP, DESCRIBED IN VOLUME 11001, PAGE 1363 OFFICIAL PUBLIC RECORDS OF SAID COUNTY), A 3.753 ACRE TRACT OF LAND, BEING LOT 36 N.C.B. 12190, OF THE TOY R US SUBDIVISION RECORDED IN VOLUME 9520, PAGE 187 PLAT RECORDS OF SAID COUNTY, KNOWN AS LOT 36 N.C.B. 12190, 3.753 ACRES, TOYS “R” US INC, ACCORDING TO SAID APPRAISAL DISTRICT, A 24.313 ACRE TRACT OF LAND CONVEYED TO THE CITY OF WINDCREST EDC, DESCRIBED IN VOLUME 12721, PAGE 2244 OFFICIAL PUBLIC RECORDS OF SAID COUNTY, BEING LOT 44, OF THE SIMON APPLE GARDEN RECORDED IN VOLUME 9551, PAGES 187-188 PLAT RECORDS OF SAID COUNTY, A 0.777 ACRE TRACT OF LAND CONVEYED TO MONTE MAC NO. 2 DESCRIBED IN VOLUME 8630, PAGE 1604 OFFICIAL PUBLIC RECORDS OF SAID COUNTY, BEING LOT 45 OF THE SIMON APPLE GARDEN RECORDED IN VOLUME 9551, PAGE 188 PLAT RECORDS OF SAID COUNTY, A 1.188 ACRE TRACT OF LAND, CONVEYED TO DICKER-WARMINGTON PROPERTIES, DESCRIBED IN VOLUME 8630, PAGE 1600 OFFICIAL RECORDS OF SAID COUNTY, BEING LOT 46, N.C.B. 12190, OF THE SIMON APPLE GARDEN VOLUME 9551, PAGE 188 PLAT RECORDS OF SAID COUNTY, A 2.6424 ACRE TRACT OF LAND, CONVEYED TO HUNTER ROAD PROPERTIES INC., DESCRIBED IN VOLUME 10005, PAGE 100 OFFICIAL PUBLIC RECORDS OF SAID COUNTY, BEING OUT OF LOT 24 OF THE SIMON SUBDIVISION RECORDED IN VOLUME 7800, PAGE 9-13 PLAT RECORDS OF SAID COUNTY, A 11.5384 ACRE TRACT OF LAND, CONVEYED TO THE CITY OF WINDCREST EDC, DESCRIBED IN VOLUME 12703, PAGE 299 OFFICIAL PUBLIC RECORDS OF SAID COUNTY, BEING OUT OF LOT 24, N.C.B. 12190, OF THE SIMON SUBDIVISION RECORDED IN VOLUME 7800, PAGE 9-13 PLAT RECORDS OF SAID COUNTY, ALL OF THAT RESUBDIVISION PLAT OF SIMON SUBDIVISION RECORDED IN VOLUME 7800, PAGE 187, CONTAINING LOT 23, A 50 FOOT DRAINAGE EASEMENT, AND LOT 30, A 11.088 ACRE TRACT OF LAND, CONVEYED TO THE CITY OF WINDCREST EDC, DESCRIBED IN VOLUME 12639, PAGE 597 OFFICIAL PUBLIC RECORDS OF SAID COUNTY, BEING LOT 25, N.C.B. 12190, SIMON SUBDIVISION RECORDED IN VOLUME 9522, PAGE 105-106 PLAT RECORDS OF SAID COUNTY,

A 13.745 ACRE TRACT OF LAND, CONVEYED TO THE CITY OF WINDCREST EDC, DESCRIBED IN VOLUME 12639, PAGE 1596 OFFICIAL PUBLIC RECORDS OF SAID COUNTY, BEING LOT 38, N.C.B. 12190, SIMON SUBDIVISION RECORDED IN VOLUME 9522, PAGE 105-106 PLAT RECORDS OF SAID COUNTY, A 0.544 ACRE TRACT OF LAND, CONVEYED TO MONTE MAC NO. 2 DESCRIBED IN VOLUME 8630, PAGE 1604 OFFICIAL PUBLIC RECORDS OF SAID COUNTY, BEING LOT 39, N.C.B. 12190, OF THE SIMON SUBDIVISION RECORDED IN VOLUME 9522, PAGE 108 PLAT RECORDS OF SAID COUNTY, A 8.093 ACRE TRACT OF LAND, CONVEYED TO THE CITY OF WINDCREST EDC, DESCRIBED IN VOLUME 12639, PAGE 1569 OFFICIAL RECORDS OF SAID COUNTY, BEING LOT 37, N.C.B. 12190 OF THE SIMON SUBDIVISION RECORDED IN VOLUME 9522, PAGE 108 PLAT RECORDS OF SAID COUNTY, TOGETHER WITH THE ABOVE MENTIONED TRACTS OF LAND THE FOLLOWING ROADS ARE TO BE INCLUDED IN THIS DESCRIPTION- RAY BON DRIVE APPROXIMATELY 750.466 LINEAR FEET NORTH OF EISENHAUER ROAD, EXCALIBUR APPROXIMATELY 1257.073 LINEAR FEET WEST OF RAY BON ROAD, FRATT ROAD APPROXIMATELY 562.442 LINEAR FEET NORTH OF EISENHAUER ROAD, KING ARTHUR APPROXIMATELY 1053.031 LINEAR FEET NORTH OF EISENHAUER ROAD, GALAHAD ROAD 1048.983 LINEAR FEET EAST OF INTERSTATE HIGHWAY 35, WALZEM ROAD 1858.845 LINEAR FEET EAST OF INTERSTATE HIGHWAY 35, BEING MORE PARTICULARY DESCRIBED AS FOLLOWS:

BEGINNING at a point on the East right-of-way line of Interstate Highway 35 & the northeast cut back of Eisenhauer Road for the southwest corner of said 10.74 acre tract;

THENCE along the East right-of-way line of Interstate Highway 35 N10°ll’06”E, a distance of 5111.43 feet to a point for northern most corner of this tract herein described and being the northeast cut back of Walzem Road, for the southwest corner of K-JO Subdivision recorded in Volume 9570, Page 186 Plat Records of said county;

THENCE along the north right-of-way line of Walzem Road (Variable Width) and including approximately 1858.845 Linear Feet of said road east of Interstate Highway 35 the following calls: S39°55’03”E, a distance of 151.56 feet, S89°49’16”E., a distance of 239.02 feet, S69°27’56”E, a distance of 29.38 feet, S89°57’19”E, a distance of 167.90 feet, N89°13’31”E, a distance of 151.98 feet, N89°15’33”E, a distance of 343.97 feet, N89°17’24”E, a distance of 136.00 feet, N89°14’22”E, a distance of 496.88 feet, N88°17’25”E, a distance of 166.71 feet to a point for the northeast corner of this tract herein described and being in the south line of Lot 4, Block 65 of the Windcrest Unit 18 recorded in Volume 6200, Page 212 Plat Records of said county;

THENCE crossing Walzem Road in a southwesterly direction with the common line of Roosevelt High School Subdivision recorded in Volume 9566, Page 132-133 Plat Records of said county and said Lots 39, 38, 37 of the Simon Subdivision S00°00’23”W, a distance of 1664.95 feet to a point for an interior corner of this tract herein described;

THENCE N89°48’06”E, a distance of 63.83 feet to a point for a corner of this tract herein described;

THENCE in a southeasterly direction along the common line of Camelot Subdivision Unit 4 recorded in Volume 6500, Page 191 Plat Records of said county, and said Lot 37, of the Simon Subdivision, Lot 44, of said Simon Apple Subdivision, S00°10’06”E, a distance of 149.97 feet to a point in the south line of said Camelot Subdivision Unit 4;

THENCE S89°41’15”W, a distance of 39.97 feet to a point for an interior corner of this tract herein described;

THENCE S00°03’37”E, a distance of 15.94 feet to a point of for a corner of this tract herein described;

THENCE in a westerly direction along the common line of said Lot 44, of the Simon Apple Garden, and Camelot Subdivision Unit 7 recorded in Volume 6500, Page 144 Plat Records of said county S89°45’28”W, a distance of 1281.92 feet to a point for an interior corner of this tract herein described and being northwest corner of Camelot Subdivision Unit 5A recorded in Volume 6500, Page 16 Plat Records of said county;

THENCE in a southeasterly direction S00°17’10”E, a distance of 864.82 feet along east line of said Windsor Square Wal-Mart III and the west line of said Camelot Subdivision Unit 5A to the southwest corner of Lot 16, Block 8, for a corner of this tract herein described;

THENCE S89°50’34”W, a distance of 75.00 feet to a point for an interior corner of this tract herein described and being the northwest corner of a called 0.126 acre tract described in Volume 1916, Page 130 Official Public Records of said county;

THENCE crossing the remaining portion of said 64.411 acre tract, and being the west line of the following tracts of land: 0.126 acre tract previously mentioned, a 0.126 acre tract recorded in Volume 9196, Page 210, a 0.126 acre tract recorded in Volume 11455, Page 583, a 0.126 acre tract recorded in Volume 9196, Page 194, a 0.127 acre tract recorded in Volume 9196, Page 186, a 0.131 acre tract recorded in Volume 9196, Page 178, a 0.131 acre tract recorded in Volume 9196, Page 162, a 0.131 acre tract recorded in volume 9196, Page 170, a 0.131 acre tract recorded in Volume 9196, Page 154, a 0.131 acre tract recorded in Volume 9196, Page 146, a 0.131 acre tract recorded in Volume 9196, Page 138, a 0.147 acre tract recorded in Volume 9196, Page 122, a 0.147 acre tract recorded in Volume 10724, Page 709, a 0.398 acre tract and a 0.138 acre tract recorded in Volume 9388, Page 2016, S00°07’38”E, a distance of 13115.48 feet to a point for an interior corner of this tract herein described and being the southwest corner of said 0.398 acre tract Official Public Records of said county;

THENCE in a southeasterly direction continuing across said 64.411 acre tract and the north line of said 16.285 acre tract S89°51’18”E, a distance of 681.11 feet to a point for a corner of this tract herein described;

THENCE in a southeasterly direction along the common line of said 16.285 acre tract and the west line of Lot 32 & Lot 33 of the Missionary Church Subdivision recorded in Volume 9515, Page 50 Plat Records of said county, S00°12’30”E, a distance of 600.00 feet to a point for an interior corner of this tract herein described;

THENCE in a easterly direction along south line of said Lot 33 of the Missionary Church Subdivision N89°49’30”E, a distance of 130.00 feet to a point for a corner of this tract herein described in the west right-of-way line of Fratt Road (50’-55’ R.O.W.);

THENCE in a northerly direction along the east line of above mentioned Lot 33, N00°44’40”W, a distance of 134.32 to a point for the intersection of the west line of Fratt Road and the north line of Excalibur;

THENCE in a northeasterly direction along the north right-of-way line of Excalibur (50’-55’ R.O.W.) and along the south line of the following tracts: a 3.131 acre tract of land recorded in Volume 12629, Page 1456, a 1.680 acre tract recorded in Volume 10249, Page 841, a 4.947 acre tract recorded in Volume 7442, Page 1598 Official Public records of said county, a 2.783 acre tract known as Lot 2 of the Gospel Hall Subdivision recorded in Volume 9558, Page 182 Plat Records of said county, a 2.7225 acre tract known as Lot 1 of the Prince of Peace Lutheran Church Subdivision recorded in Volume 6200, Page 37 Plat Records of said county, N89°46’19”E, a distance of 1257.25 feet to a point and the beginning of a curve to the left;

THENCE 23.52 feet along the arc of said curve to the left, having a radius of 15.00 feet, a central angle of 89°50’23”, whose chord bears N44°52’46”E, a distance of 21.18 feet to a point;

THENCE N00°02’26”W, a distance of 108.96 feet to a point on the east line of said Lot 1 of the Prince of Peace Lutheran Church Subdivision and the west line of Ray Bon (60’ R.O.W.), for a corner of this tract herein described;

THENCE crossing said Ray Bon Drive N89°57’34”E, a distance of 72.57 feet to a point and being the northwest corner of said 21.846 acre tract;

THENCE in a northeasterly direction along the north line of said 21.846 acre tract and the south line of Camelot Subdivision Unit 14 recorded in Volume 5970, Page 27 Plat Records of said county, and Camelot Subdivision Unit 8 recorded in Volume 5870, Page 23-24 Plat Records of said county, N89°54’30”E, a distance of 990.40 feet to a point for the beginning of a curve to the left;

THENCE 189.20 feet along the arc of said curve to the left, having a radius of 487.84 feet, a central angle of 22°13’16”, whose chord bears N78°47’52”E, a distance of 188.02 feet to a point for an angle point and being the northeast corner of said 21.846 acre tract and the northwest corner of Camelot Subdivision Unit 13 recorded in Volume 6100, Page 49 Plat Records of said county;

THENCE in a southeasterly direction along the common line of said 21.846 acre tract and said Camelot Subdivision Unit 13, S22°28’06”E, a distance of 239.55 feet to a point for an angle point;

THENCE along the south line of said Camelot Subdivision Unit 13, N89°49’55”E, a distance of 247.43 feet to a point for the beginning of a curve to the right on the west right-of-way line of Midcrown Drive;

THENCE along the east line of said 21.846 acre tract and the west line of Midcrown Drive the following three curves: 112.66 feet along the arc of said curve to the right, having a radius of 700.00 feet a central angle of 09°13’17”, whose chord bears S33°59’31”W, a distance of 112.54 feet to a point for the beginning of a reverse curve to the left, and continuing along said curve to the left with a arc length of 454.03 feet, a radius of 700.00 feet, a central angle of 37°09’46”, whose chord bears S17°48’51”W, a distance of 446.11 feet to a point for the beginning of a reverse curve to the right, and continuing along said curve to the right with a arc length of 39.68 feet, a radius of 25.00 feet, a central angle of 90°56’02”, whose chord bears S44°09’52”W, a distance of 35.64 feet to a point on the north right-of-way line of Eisenhauer Road;

THENCE along the north right-of-way line of Eisenhauer Road and the south line of said 21.846 acre tract, said 16.285 acre tract, said 0.358 acre tract, said 16.285 acre tract, said 62.411 acre tract, said 0.995 acre tract, said 0.881 acre tract, said 10.74 acre tract, the following calls;

S89°37’59”W, a distance of 1144.74 feet to a point;

S89°44’25”W, a distance of 2193.34 feet to a point;

S89°59’40”W, a distance of 1460.54 feet to a point;

N40°01’16”W, a distance of 186.27 feet to the POINT OF BEGINNING and containing 229.131 acres of land more or less.

This description does not constitute an on the ground survey. The information referenced above was compiled from the Deed and Plat Records of the Bexar County Clerk Office, and was based on the reconstruction of said tracts of land electronically.

EXHIBIT H

TXDOT Map

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EXHIBIT I

Restrictive Covenants

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DECLARATION OF RESTRICTIVE COVENANTS

This Declaration of Restrictive Covenants (this “Declaration”) is made as of the      day of                     , 2007, by the WINDCREST ECONOMIC DEVELOPMENT CORPORATION, a Section 4B corporation created pursuant to the authority of the Development Corporation Act of 1979, as amended, Texas Revised Civil Statutes Annotated, Article 5190.6 (the “Windcrest EDC”).

RECITALS

A. The Windcrest EDC is the owner a tract of land and improvements comprising the property commonly known as the Windsor Park Mall in Bexar County, Texas, and being more particularly described in Exhibit “A” (the “Leased Property”).

B. The Windcrest EDC is the owner of a tract of land and improvements located in Bexar County, Texas, along U.S. Interstate Highway 35 between Eisenhauer Road and the Leased Property and being more particularly described in Exhibit “B” (the “Eisenhauer Development Tract”). The Leased Property and the Eisenhauer Development Tract are hereinafter sometimes referred to collectively as, the “Property”.

C. Certain parties with which the Windcrest EDC has entered into other agreements intend to develop or redevelop the Property with certain projects, including a corporate headquarters and a development utilizing a “live, work, and play concept” that might contain condominiums, apartments, grocery stores, restaurants, retail shopping and entertainment facilities.

D. The Windcrest EDC wants to subject the Property to certain use restrictions to facilitate the successful development of the Property with its intended uses.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees to hold, sell and convey the Property subject to the following restrictive covenants, which are impressed upon the Windcrest EDC Land by this Declaration.

DECLARATION

I. Restrictions

1.1 Prohibited Uses. No part of the Property may be used for the following uses:

(a) any public or private nuisance;

(b) any noise or sound that is objectionable due to intermittence, beat, frequency, shrillness or loudness; provided, however, that the use of backup power generators as necessary in a power shortage or outage, and the periodic testing of such generators, shall not constitute a violation of this prohibition;

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(c) any obnoxious odor;

(d) any excessive quantity of dust, dirt, or fly ash;

(e) any fire, explosion or other damaging or dangerous hazard, including the storage, display or sale of explosives or fireworks;

(f) any distillation (other than so-called micro-brewing of beer), refining, smelting, agriculture or mining operations;

(g) any mobile home or trailer court, labor camp, junk yard, or stock yard;

(h) any drilling for and/or removal of subsurface substances;

(i) any dumping of garbage or refuse, other than in enclosed receptacles intended for such purpose and removed or emptied on a regular basis;

(j) any automobile, truck, trailer, or recreational vehicle sales, renting, leasing, display, or storage which is not entirely conducted inside of a permanent, fire-rated building;

(k) any self storage use;

(1) any repairing of any motor vehicle, boat, or trailer;

(m) any dry cleaning facilities utilizing hazardous substances with an on-premises plant; and

(n) any adult or sexually oriented use or business, including, without limitation, the display for sale or exhibition of books, magazines, videos, or other publications or materials of a pornographic nature, topless bars, massage parlors, and so-called “head shops”.

II. Default and Remedies

2.1 Remedies. In the event of a breach or threatened breach of this Declaration, any owner of any portion of the Property at the time of such breach or threatened breach shall be entitled to institute proceedings for full and adequate relief from the consequences of said breach or threatened breach.

2.2 No Waiver. The failure to enforce this Declaration at any time shall not constitute a waiver of the right thereafter to enforce any such provision or any other provision of this Declaration.

III. General Provisions

3.1 No Third-Party Beneficiary. The provisions of this Declaration are for the exclusive benefit of the owner(s) of the Property and their successors and assigns, and not for the benefit of any third person, nor shall this Declaration be deemed to have conferred any rights, express or implied, upon any third person.

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3.2 No Dedication. No provision of this Declaration shall ever be construed to grant or create any rights whatsoever in or to any portion of the Property other than the restrictive covenants specifically set forth herein. Nothing in this Declaration shall ever constitute or be construed as a dedication of any interest herein described to the public or give any member of the public any right whatsoever.

3.3 Notice. All notices required or permitted to be given hereunder, or given in regard to this Declaration, shall be in writing and the same shall be given and be deemed to have been served, given and received (a) one (1) business day after being placed in a prepaid package with a national, reputable overnight courier addressed to the recipient at the address hereinafter specified; or (b) if mailed, three (3) business days following the date placed in the United States mail, postage prepaid, by certified mail, return receipt requested, addressed to the party at the address hereinafter specified.

Windcrest Economic	Mr. Ray Watson
Development Corporation:	Director of Economic Development
8601 Midcrown
Windcrest, Texas 782239
Fax: (210) 655-8776

With a copy to:	Mr. James P. Plummer
Fulbright & Jaworski L.L.P.
300 Convent Street, Suite 2200
San Antonio, Texas 78205
Fax: (210) 270-7205

3.4 Attorneys’ Fees. The unsuccessful party in any action brought to enforce this Declaration shall pay to the prevailing party a reasonable sum for costs incurred by the prevailing party in enforcing this Declaration, including attorneys’ fees and court costs.

3.5 Severability. If any provision of this Declaration shall be declared invalid, illegal or unenforceable in any respect under any applicable law by a court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby. It is the further intention of the parties that in lieu of each covenant, provision, or agreement of this instrument that is held invalid, illegal or unenforceable, that be added as a part hereof a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may possible and be legal, valid, and enforceable.

3.6 Rights of Successors. The easements, restrictions, benefits and obligations hereunder shall create mutual benefits and servitudes running with the land. This Declaration shall be binding upon and shall inure to the benefit of the parties hereto and their successors and assigns. The singular number includes the plural and the masculine gender includes the feminine and neuter.

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3.7 Modification and Cancellation. This Declaration may be modified, amended, or terminated only by joint action of the owners of at least 85% of the land area of the Property. Any such modification, amendment, or termination must be in writing, signed by the owner(s) participating in the action.

[Signature Follows]

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IN WITNESS WHEREOF, the Windcrest EDC has duly executed this instrument on the date indicated below.

WINDCREST ECONOMIC DEVELOPMENT CORPORATION

By:
Name:
Title:

STATE OF TEXAS	§
§
COUNTY OF BEXAR	§

This instrument was acknowledged before me this      day of                     , 2007, by                             ,                                          of the Windcrest Economic Development Corporation, a Section 4B corporation created pursuant to the authority of the Development Corporation Act of 1979, as amended, Texas Revised Civil Statutes Annotated, Article 5190.6, on behalf of such corporation.

Notary Public, State of Texas

Exhibit “A”	Leased Property
Exhibit “B”	Eisenhauer Development Tract

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EXHIBIT J

Mall Lease

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